UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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NOVAGOLD RESOURCES INC.
(Name of Registrant as Specified In Its Charter)

___________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice Of
Annual Meeting
Of Shareholders
&
Management
Information Circular
MEETING TO BE HELD MAY 13, 2016
NOVAGOLD RESOURCES INC.
CORPORATE OFFICE Suite 720 – 789 West Pender Street Vancouver, British Columbia Canada V6C 1H2 Tel: 604-669-6227 or 866-669-6227 Fax: 604-669-6272	MANAGEMENT OFFICE 201 South Main Street, Suite 400 Salt Lake City, Utah USA 84111 Tel: 801-639-0511 Fax: 801-649-0509
Website: www.novagold.com

Dated March 24, 2016

Dear Shareholders,

I am pleased to invite you to NOVAGOLD's 2016 Annual Meeting of Shareholders.

Please read this Circular as it contains important, detailed information about the meeting agenda, who is eligible to vote, how to vote, the nominated directors, our governance practices, and compensation of our executives and directors.

This year we thought it would be helpful to provide you with an overview of current trends in corporate governance and discuss how those trends are being addressed at NOVAGOLD (or, the "Company").

PROXY ACCESS

NOVAGOLD's Articles of Incorporation allow any shareholder to propose a nominee to stand for election as a director or to submit other proposals for consideration at an annual meeting so long as such proposals meet the requirements of the Business Corporations Act (British Columbia) and the rules of the Securities and Exchange Commission (the "SEC").  More detailed information is available under the heading "Shareholder Proposals" on page 77 of this Circular.

SAY ON PAY

The Company's shareholders have shown strong support for the Company's executive compensation program since the introduction of an annual advisory vote on the program at NOVAGOLD's 2014 shareholder meeting, with a large majority of shareholders voting on the matter each year.  The Board of Directors (the "Board") believes that the executive compensation program, which has not changed, is reasonable and effective in retaining, motivating and rewarding the executive team when the Company performs well.  This Circular contains a fulsome discussion of NOVAGOLD's executive compensation program beginning on page 27 under the heading "Compensation Discussion & Analysis".

PAY FOR PERFORMANCE ALIGNMENT

NOVAGOLD is a simple company focused on advancing its flagship project, Donlin Gold, toward a construction decision.  As a development stage company, NOVAGOLD's performance is primarily measured by progress against that goal, share price performance and good stewardship over the Company's finances.  The typical metrics applied to performance-based compensation in operating mining companies (e.g., earnings, revenues, production, cost control) are not relevant to NOVAGOLD at this time.  Please refer to the "Compensation Discussion & Analysis" starting on page 27 of this Circular for more information.

COMPENSATION PRACTICES

NOVAGOLD has adopted a "no hedging, no pledging" policy for its directors and employees.  This means that directors and employees may not pledge shares of NOVAGOLD which they own personally to secure any loan or indebtedness, nor can they enter into any sort of transaction or equity instrument that protects them from a downturn in the value of the Company's stock.

The Company's executive compensation package targets between 58% and 62% of compensation to be paid in long-term equity incentives which vest over time and are tied to the Company's performance.  In 2015, approximately 66% of the actual pay received by Gregory Lang, David Deisley and David Ottewell, our named executive officers, was made in long-term incentive compensation, which means it is "at risk" and may never be fully realized.  NOVAGOLD's Board members are paid at least half of their annual retainer in deferred share units ("DSUs"), which convert into NOVAGOLD shares on a one-to-one basis upon the director's retirement from the Board.  The Board believes that compensation tied to long-term company performance measures align the interests of the Board and the executive team with the interests of shareholders.   Please refer to the "Compensation Discussion & Analysis"  beginning on page 27, to "Non-Executive Director Compensation" beginning on page 55, and to "Risk Assessment of Compensation Policies and Practices" on page 29 for more information on these topics.

COMPENSATION CLAWBACK

NOVAGOLD is a streamlined company with effective internal controls over financial and accounting matters, making the risk of financial reporting errors small.  The Company has decided to wait until the SEC adopts a final clawback rule before adopting a formal clawback policy.

PEER GROUPS

The Company and its principal assets, Donlin Gold and Galore Creek, are unique.  The Company's projects are large, relatively high grade, advanced stage projects in which the Company owns a 50% interest along with a senior mining company.  These project characteristics make the selection of a peer group difficult. With the assistance of its compensation consultant, the Compensation Committee selected NOVAGOLD's executive compensation peer group using the following selection criteria: i) Canadian and/or U.S. listed companies, ii) market capitalization and total assets similar to the Company, iii) gold, diversified metals and mining, or precious metals/minerals industry, iv) complexity of operation/business strategy relative to the Company, and v) experienced, full-time executive team.  Additional information is available on page 29 of the Circular under the heading "Risk Assessment of Compensation Policies and Practices".

INDEPENDENT LEAD DIRECTOR

Dr. Thomas Kaplan, a non-independent director of NOVAGOLD and the Chief Investment Officer of Electrum Strategic Resources, LP ("Electrum"), the Company's largest shareholder, holds the position of Board Chair. Dr. Kaplan has enjoyed high levels of shareholder support during his tenure as Board Chair and has a successful track record of investing in resource companies. The Board has appointed Gerald McConnell as Independent Lead Director to lead in camera meetings of NOVAGOLD's independent directors.  More information is available on page 68 of this Circular under the heading "Board of Directors".

BOARD DIVERSITY AND TENURE

The charter of the Board's Corporate Governance & Nominations Committee contains specific criteria related to diversity of director candidates.  Additionally, the Board has adopted an express commitment that, in the event of a Board vacancy, the Corporate Governance & Nominations Committee must present at least as many female as male nominees to the Board for consideration.  More information is available under the heading "Board Diversity and Tenure" beginning on page 73.

SHAREHOLDER ENGAGEMENT

The Company has an active shareholder engagement program in which the CEO and the Board Chair meet regularly with large shareholders, and the Company's Corporate Communications team is very responsive to shareholder inquiries regardless of such shareholder's level of ownership.  In 2015, the Company continued its active outreach program by rolling out an updated Company website in September, attending numerous and diverse investor conferences and meetings throughout the year, and live-streaming its quarterly earnings reports and annual shareholder meeting where virtual attendees also have the ability to ask questions.  Additionally, the Company retained Kingsdale Shareholder Services to assist with outreach efforts to contact a broad group of the Company's shareholders in connection with the 2014, 2015 and 2016 annual meetings.

More information on the Company can be found in the Annual Report on Form 10-K which is available on the Company's website at www.novagold.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

The Board and management team wish to thank you for your continued confidence in NOVAGOLD.

Sincerely,

/s/ Gregory A. Lang

Gregory A. Lang
President & CEO

NOVAGOLD RESOURCES INC.
Suite 720 – 789 West Pender Street
 Vancouver, British Columbia
Canada V6C 1H2

201 South Main Street, Suite 400
Salt Lake City, Utah
USA 84111

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Meeting") of the shareholders (the "Shareholders") of NOVAGOLD RESOURCES INC. (the "Company") will be held at the offices of Blake, Cassels & Graydon LLP, 595 Burrard Street, Suite 2600, Three Bentall Centre, Vancouver, British Columbia, V7X 1L3, Canada, on Friday, May 13, 2016 at 1:00 p.m. (Pacific time), for the following purposes:
1.	To receive the Annual Report of the Directors of the Company (the "Directors") containing the consolidated financial statements of the Company for the year ended November 30, 2015, together with the Report of the Auditors thereon;
2.	To elect Directors of the Company for the forthcoming year;
3.	To appoint the Auditors of the Company for the forthcoming year and to authorize the Directors through the Audit Committee to fix the Auditors' remuneration;
4.	To consider and, if deemed advisable, pass a non-binding resolution approving the compensation of the Company's Named Executive Officers; and
5.	To transact such further and other business as may properly come before the Meeting or any adjournment thereof.
The specific details of the matters currently proposed to be put before the Meeting are set forth in the Circular accompanying and forming part of this Notice.
Only Shareholders of record at the close of business on March 14, 2016 are entitled to receive notice of the Meeting and to vote at the Meeting.
To assure your representation at the Meeting, please complete, sign, date and return the proxy that will be delivered to you separately, whether or not you plan to personally attend. Sending your proxy will not prevent you from voting in person at the Meeting. All proxies completed by registered Shareholders must be returned to the Company:
•	by delivering the proxy to the Company's transfer agent, Computershare Investor Services Inc., at its office at 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, for receipt no later than May 11, 2016, at 4:00 p.m. Eastern time, (1:00 p.m. Pacific time);
•	by fax to the Toronto office of Computershare Investor Services Inc., Attention: Proxy Tabulation at 416-263-9524 or 1-866-249-7775 not later than May 11, 2016 at 4:00 p.m. Eastern time, (1:00 p.m. Pacific time);
•	by online proxy at the following website: www.envisionreports.com/novagold_2016 no later than May 11, 2016 at 4:00 p.m. Eastern time (1:00 p.m. Pacific time); or
•	by telephone by calling toll-free in North America 1-866-732-8683 and following the instructions, no later than May 11, 2016 at 4:00 p.m. Eastern time (1:00 p.m. Pacific time).
Non-registered Shareholders whose shares are registered in the name of an intermediary should carefully follow voting instructions provided by the intermediary.  A more detailed description on returning proxies by non-registered Shareholders can be found on page 3 of the attached Circular.

Kingsdale Shareholder Services ("Kingsdale") is acting as the Company's proxy solicitation agent. If you have any questions, please contact Kingsdale, toll free in North America at 1-866-228-8818 or call collect outside North America at 416-867-2272 or by email at contactus@kingsdaleshareholder.com.
DATED at Vancouver, British Columbia, this 24th day of March, 2016.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Gregory A. Lang
Gregory A. Lang, President and Chief Executive Officer

MANAGEMENT INFORMATION CIRCULAR	1
INFORMATION REGARDING ORGANIZATION AND CONDUCT OF MEETING	1
Solicitation of Proxies	1
How to Vote	2
Exercise of Proxies	3
Revocation of Proxies	4
Voting Shares and Principal Holders Thereof	4
MATTERS TO BE ACTED UPON AT MEETING	5
Election of Directors	5
Appointment of Auditors	7
Report on Audited Financial Statements	8
Additional Matters to be Acted Upon	8
INFORMATION CONCERNING THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS	9
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS	23
INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON	26
COMPENSATION DISCUSSION & ANALYSIS	27
Overview	27
2015 Executive Compensation Highlights	27
Compensation Governance	27
Risk Assessment of Compensation Policies and Practices	29
Statement of Executive Compensation	30
Executive Compensation Philosophy	30
Executive Compensation Objectives and Elements	31
Annual Compensation Decision-Making Process	33
Base Salary	35
Annual Incentive Plan	36
Stock-Based Incentive Plans (Long-Term Incentives)	40
Executive Share Ownership	42
Advisory Vote on Executive Compensation	43
TABULAR DISCLOSURE OF EXECUTIVE COMPENSATION	45
Summary Compensation Table	45
Grants of Plan-Based Awards in Fiscal 2015	46
Outstanding Equity Awards at Fiscal Year-End	47
CEO Pay Ratio – 13.5:1	50
Performance Graph	50
Executive Employment Agreements	51
Potential Payments Upon Termination or Change in Control	54
NON-EXECUTIVE DIRECTOR COMPENSATION	55
Non-Executive Director Compensation Table	57
Directors' Share Ownership	59
Incentive Plan Awards	60
Value Vested or Earned During the Year	61
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	61
Equity Compensation Plan Information	61
Stock Award Plan	63
Performance Share Unit Plan	65
Deferred Share Unit Plan	66
INDEBTEDNESS OF DIRECTORS AND OFFICERS	68
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	68

- i -

STATEMENT OF CORPORATE GOVERNANCE PRACTICES	68
Board of Directors	68
Board Diversity and Tenure	73
Insider Trading Policy	74
Corporate Disclosure Policy	75
Other Board Committees	75
Assessments	75
Majority Voting Policy	76
Shareholder Communication with the Board	76
OTHER BUSINESS	76
ADDITIONAL INFORMATION	76
OTHER MATERIAL FACTS	76
SHAREHOLDER PROPOSALS	77

- ii -

MANAGEMENT INFORMATION CIRCULAR
INFORMATION REGARDING ORGANIZATION AND CONDUCT OF MEETING
Solicitation of Proxies
THIS MANAGEMENT INFORMATION CIRCULAR (this "Circular") IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY OR ON BEHALF OF THE MANAGEMENT AND THE BOARD OF DIRECTORS (THE "BOARD OF DIRECTORS" OR THE "BOARD") OF NOVAGOLD RESOURCES INC. (the "Company") for use at the Annual Meeting of the Shareholders (the "Shareholders") of the Company to be held at the offices of Blake, Cassels & Graydon LLP, Suite 2600, 595 Burrard Street, Three Bentall Centre, Vancouver, British Columbia, V7X 1L3, Canada at 1:00 p.m. (Pacific time) on May 13, 2016 (the "Meeting") or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting.  This Circular, the accompanying Notice of Meeting and the form of proxy were first made available to Shareholders on March 24, 2016.
Solicitation of proxies will primarily be by mail or courier, supplemented by telephone or other personal contact by employees or agents of the Company at nominal cost, and all costs thereof will be paid by the Company. The Company has also retained the services of Kingsdale Shareholder Services ("Kingsdale") as its proxy solicitation agent to assist the Company in soliciting proxies. The total cost of the solicitation of proxies will be borne by the Company.  The Company will also pay the fees and costs of intermediaries for their services in transmitting proxy related material to non-registered Shareholders (other than objecting beneficial owners) in accordance with National Instrument 54‑101 - Communication with Beneficial Owners of Securities of a Reporting Issuer ("NI 54-101").  The Company estimates the fees for Kingsdale associated with this year's proxy solicitation will be C$41,000 plus disbursements.
If you have any questions or need assistance completing your form of proxy or voting instruction form, please contact our proxy solicitation agent, Kingsdale, toll free in North America at 1-866-228-8818, or call collect from outside North America at 416-867-2272, or by email at contactus@kingsdaleshareholder.com.
Notice and Access
The Company uses the "Notice and Access" provisions in securities la- 1 -ws that permit the Company to forego mailing paper copies of this Circular and proxy-related materials to Shareholders and instead make them available for review, print and download via the Internet.  Registered and non-registered Shareholders have received a Notice Package (as defined below), but will not receive a paper copy of this Circular or the proxy-related materials unless they request such documents as described in the Notice Package.
In accordance with the requirements of NI 54-101, the Company has distributed a notice (the "Notice Package"), in the form prescribed by NI 54-101, to the clearing agencies and intermediaries for onward distribution to non-registered Shareholders, of the website location where non-registered Shareholders may access the Notice of Meeting, this Circular and the instrument of proxy (collectively, the "Meeting Materials").  The Company will not pay for intermediaries to forward the Meeting Materials to objecting beneficial owners (as defined in NI 54-101); therefore, objecting beneficial owners will not receive the Notice Package unless their intermediary assumes the costs of delivery.
Intermediaries are required to forward the Notice Package to non-registered Shareholders unless a non-registered Shareholder has waived the right to receive Meeting Materials. Typically, intermediaries will use a service company (such as Broadridge Financial Services Inc. ("Broadridge")) to forward the Notice Package to non-registered Shareholders.
General
Unless otherwise specified, the information in this Circular is current as at March 14, 2016.  Unless otherwise indicated, all references to "$" or "US$" in this Circular refer to United States dollars.  References to "C$" in this Circular refer to Canadian dollars.  The Bank of Canada exchange rate of a U.S. dollar to a Canadian dollar on November 30, 2015 was 1.3353.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Shareholder Services at 1-866-228-8818 or email contactus@kingsdaleshareholder.com.

Copies of the Meeting Materials, as well as the Company's financial statements to be approved at the Meeting and related MD&A, can be obtained under the Company's profile at www.sedar.com, at www.sec.gov, at www.novagold.com or at www.envisionreports.com/novagold_2016.
Record Date and Quorum
The Board of Directors of the Company has fixed the record date for the Meeting as the close of business on March 14, 2016 (the "Record Date"). If a person acquires ownership of shares subsequent to the Record Date such person may establish a right to vote by delivering evidence of ownership of common shares of the Company ("Common Shares") satisfactory to the Board and a request to be placed on the voting list to Blake, Cassels & Graydon LLP, the Company's legal counsel, at Suite 2600, 595 Burrard Street, Three Bentall Centre, Vancouver, BC, V7X 1L3, Attention: Trisha Robertson. Subject to the above, all registered holders of Common Shares at the close of business on the Record Date will be entitled to vote at the Meeting. No cumulative rights are authorized and dissenter's rights are not applicable to any matters being voted upon.  Each registered Shareholder will be entitled to one vote per Common Share.
Two or more persons present in person or by proxy representing at least 25% of the Common Shares entitled to vote at the Meeting will constitute a quorum at the Meeting.
Treatment of Abstentions, Withhold Votes and Broker Non-Votes
Abstentions, withhold votes and broker non-votes are included in determining whether a quorum is present, but will not be included in vote totals and will not affect the outcome of the vote.

How to Vote
Registered Shareholders
Registered Shareholders have two methods by which they can vote their shares at the Meeting, namely in person or by proxy. To assure your representation at the Meeting, please complete, sign, date and return the proxy included with this Circular.  Sending your proxy will not prevent you from voting in person at the Meeting.
Shareholders who do not wish to attend the Meeting or do not wish to vote in person can vote by proxy.  A registered Shareholder must return the completed proxy to the Company:
•	by delivering the proxy to the Company's transfer agent, Computershare Investor Services Inc., at its office at 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1, for receipt no later than May 11, 2016, at 4:00 p.m. Eastern time, (1:00 p.m. Pacific time);
•	by fax to the Toronto office of Computershare Investor Services Inc., Attention: Proxy Tabulation at 416-263-9524 or 1-866-249-7775 no later than May 11, 2016 at 4:00 p.m. Eastern time, (1:00 p.m. Pacific time);
•	by online proxy at the following website: www.envisionreports.com/novagold_2016 no later than May 11, 2016 at 4:00 p.m. Eastern time (1:00 p.m. Pacific time); or
•	by telephone by calling toll-free in North America 1-866-732-8683 and following the instructions, no later than May 11, 2016 at 4:00 p.m. Eastern time (1:00 p.m. Pacific time).
The persons named in the form of proxy are officers and directors of the Company ("Directors"). Each Shareholder has the right to appoint a person or a company (who need not be a Shareholder) to attend and act for him/her and on his/her behalf at the Meeting other than the persons designated in the form of proxy. Such right may be exercised by striking out the names of the persons designated on the form of proxy and by inserting such appointed person's name in the blank space provided for that purpose or by completing another form of proxy acceptable to the Board.
If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Shareholder Services at 1-866-228-8818 or email contactus@kingsdaleshareholder.com.

Non-registered Shareholders
The information set forth in this section is of significant importance to many Shareholders of the Company, as a substantial number of Shareholders do not hold Common Shares in their own name. Shareholders who do not hold their Common Shares in their own name (i.e. non-registered or beneficial Shareholders) should note that only proxies deposited by Shareholders whose names appear on the records of the Company as the registered holders of Common Shares can be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a Shareholder by a broker, then, in almost all cases, those Common Shares will not be registered in the Shareholder's name on the records of the Company. Such Common Shares will more likely be registered under the name of the Shareholder's broker or an agent of that broker. In Canada, the vast majority of such Common Shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities, which acts as nominee for many Canadian brokerage firms). Common Shares held by brokers or their agents or nominees can only be voted upon the instructions of the non-registered Shareholder. Without specific instructions, a broker and its agents and nominees are prohibited from voting Common Shares for the broker's clients, which is generally referred to as a "broker non-vote."  Therefore, non-registered Shareholders should ensure that instructions respecting the voting of their Common Shares are communicated to the appropriate person.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from non-registered Shareholders in advance of shareholders' meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by non-registered Shareholders in order to ensure that their shares are voted at the Meeting. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge. Broadridge typically uses its own form of proxy (known as a voting instruction form or VIF), mails those forms to the non-registered Shareholders and asks non-registered Shareholders to either return the proxy forms to Broadridge or alternatively provide voting instructions by using the Broadridge automated telephone system. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting. A non-registered Shareholder receiving a proxy from Broadridge cannot use that proxy to vote Common Shares directly at the Meeting – the proxy must be returned to Broadridge well in advance of the Meeting in accordance with Broadridge's instructions in order to have the shares voted.
Although a non-registered Shareholder may not be recognized directly at the Meeting for the purposes of voting Common Shares registered in the name of his/her broker (or an agent of the broker), a non-registered Shareholder may attend the Meeting as the proxyholder for a registered Shareholder and vote the Common Shares in that capacity. Non-registered Shareholders who wish to attend the Meeting and indirectly vote their Common Shares as the proxyholder for a registered Shareholder, should enter their own names in the blank space on the form of proxy provided to them by their broker (or agent) and return the same to their broker (or the broker's agent) in accordance with the instructions provided by such broker (or agent), well in advance of the Meeting.
If you have any questions or need assistance completing your voting instruction form, please contact our proxy solicitation agent, Kingsdale, toll free in North America at 1-866-228-8818, or call collect from outside North America at 416-867-2272, or contact them by email at contactus@kingsdaleshareholder.com.
Exercise of Proxies
On any ballot that may be called for, the Common Shares represented by a properly executed proxy given in favor of the person(s) designated in the form of proxy will be voted or withheld from voting in accordance with the instructions given on the form of proxy and, if the Shareholder specifies a choice with respect to any matter to be acted upon, the Common Shares will be voted accordingly. Where no choice is specified, the proxy will confer discretionary authority and will be voted in favor of all matters referred to on the form of proxy.

The proxy also confers discretionary authority to vote for, withhold from voting or vote against, amendments or variations to matters identified in the Notice of Meeting and with respect to other matters not specifically mentioned in the Notice of Meeting but which may properly come before the Meeting. Management has no present knowledge of any amendments or variations to matters identified in the Notice of Meeting or any business other than that referred to in the accompanying Notice of Meeting which will be presented at the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the management designees named in the proxy to vote in accordance with the recommendations of management of the Company.
If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Shareholder Services at 1-866-228-8818 or email contactus@kingsdaleshareholder.com.

Proxies must be received by the Toronto office of Computershare, located at 100 University Avenue, 8th Floor, Toronto, Ontario, Canada M5J 2Y1 no later than May 11, 2016 at 4:00 p.m. Eastern time (1:00 p.m. Pacific time).  The time limit for deposit of proxies may be waived or extended by the Chair of the Meeting at their discretion, without notice.
Revocation of Proxies
A Shareholder who has given a proxy may revoke it at any time insofar as it has not been exercised. In addition to any other manner permitted by law, a registered Shareholder who has given an instrument of proxy may revoke it by instrument in writing, executed by the Shareholder or by their attorney authorized in writing, or if the Shareholder is a Company, under its corporate seal, and deposited either with Computershare at its Toronto office at 100 University Avenue, 8th Floor, Toronto, Ontario, Canada M5J 2Y1 or with the Company's legal counsel, Blake, Cassels & Graydon LLP, at Suite 2600, 595 Burrard Street, Three Bentall Centre, Vancouver, BC, V7X 1L3, Attention: Trisha Robertson, at any time up to and including the last business day preceding the Meeting at which the proxy is to be used, or any adjournment thereof, or with the chairman of such Meeting on the date of the Meeting, or any adjournment thereof, and upon either of such deposits the proxy is revoked. A registered Shareholder attending the Meeting has the right to vote in person, and if the registered Shareholder does so, any proxy previously given is nullified with respect to the matters such person votes upon and any subsequent matters thereafter to be voted upon at the Meeting.
Voting Shares and Principal Holders Thereof
As at March 14, 2016, the Company had 319,687,852 Common Shares issued and outstanding without nominal or par value. Each Common Share is entitled to one vote. Except as otherwise noted in this Circular, a simple majority of votes cast at the Meeting, whether in person or by proxy, will constitute approval of any matter submitted to a vote.
The following table sets forth certain information regarding the ownership of the Company's Common Shares as at February 29, 2016 by each Shareholder known to the Company who beneficially owns, or exercises control or direction over, directly or indirectly, more than 5% of the outstanding Common Shares of the Company as of that date, based solely on such person's most recent Schedules 13D or 13G or Form 4 filed with the U.S. Securities and Exchange Commission (the "SEC").
Name of Shareholder	Number of Voting Securities	Percentage of Outstanding Voting Securities (2)
Electrum Strategic Resources LP ("Electrum") (1)	84,569,479	26.45%
Paulson & Co. Inc.	35,516,057	11.11%
The Baupost Group, LLC	18,977,449	5.94%
FMR LLC	16,407,762	5.13%

(1)	Dr. Thomas Kaplan, Chairman of the Board, is also Chairman and Chief Investment Officer of The Electrum Group LLC ("The Electrum Group"), a privately-held global natural resources investment management company which manages the portfolio of Electrum. Includes 5,000,000 Common Shares held by affiliates of Electrum.
(2)	As of February 29, 2016, the Company had 319,563,787 common shares issued and outstanding.
If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Shareholder Services at 1-866-228-8818 or email contactus@kingsdaleshareholder.com.

MATTERS TO BE ACTED UPON AT MEETING
Election of Directors
According to the Articles of Association of the Company, the Board shall consist of not less than three and no more than such number of Directors to be determined by resolution of Shareholders. The number of Directors has been set at 11.
The proposed nominees in the list that follows, in the opinion of management, are well qualified to direct the Company's activities for the ensuing year and have confirmed their willingness to serve as Directors, if elected. The term of office of each Director elected will be until the next annual meeting of the Shareholders of the Company or until a successor is elected or appointed, unless the Director's office is earlier vacated, in accordance with the Articles of Association of the Company and the provisions of the Business Corporations Act (British Columbia).
The Board has adopted a Majority Voting Policy stipulating that Shareholders shall be entitled to vote in favor of, or withhold from voting for, each individual director nominee at a Shareholders' meeting.  If the number of Common Shares "withheld" for any nominee exceeds the number of Common Shares voted "for" the nominee, then, notwithstanding that such Director was duly elected as a matter of corporate law, the Director shall promptly tender their written resignation to the Chair of the Board. The Corporate Governance and Nominations Committee will consider such offer of resignation and will make a recommendation to the Board concerning the acceptance or rejection of the resignation. No Director who is required to tender their resignation pursuant to this policy shall participate in the Corporate Governance and Nominations Committee's deliberations or recommendations or in the Board's deliberations or determination.  The Board must take formal action on the Corporate Governance and Nominations Committee's recommendation within 90 days of the date of the applicable Shareholders' meeting and shall announce its decision promptly by press release.  The resignation will be effective when accepted by the Board.  The Board expects that resignations tendered pursuant to this policy will be accepted absent exceptional circumstances.  If the Board declines to accept a resignation tendered pursuant to this policy, it should include in the press release the reason or reasons for its decision.  See "Statement of Corporate Governance Policies – Majority Voting Policy."
In the absence of a contrary instruction, the person(s) designated in the form of proxy by the Company intend to vote FOR the election of the nominees whose names are set forth below.  If, prior to the Meeting, any of the listed nominees shall become unavailable to serve, the persons designated in the proxy form will have the right to use their discretion in voting for a properly qualified substitute.  Management does not contemplate presenting for election any person other than these nominees but, if for any reason management does present another nominee for election, the proxy holders named in the accompanying form of proxy reserve the right to vote for such other nominee in their discretion unless the Shareholder has specified otherwise in the form of proxy.
If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Shareholder Services at 1-866-228-8818 or email contactus@kingsdaleshareholder.com.

Name, Province or State and Country of Residence	Age	Independence	Principal Occupation	Director Since	2015 AGM Votes in Favor(9) (%)	Meets Share Ownership Guidelines(4)
Sharon Dowdall(1)(2) Ontario, Canada	63	Independent	Corporate Director, Consultant	2012	98.19	Yes
Dr. Marc Faber(6) Chiang Mai, Thailand	70	Independent	Managing Director of Marc Faber Ltd.	2010	96.78	Yes
Dr. Thomas Kaplan(5) New York, USA	53	Non- Independent	Chairman and Chief Investment Officer of The Electrum Group	2011	99.09	Yes
Gregory Lang(3)(7) Utah, USA	61	Non- Independent	President and Chief Executive Officer of NOVAGOLD RESOURCES INC.	2012	99.26	Yes(8)
Gillyeard Leathley(3) British Columbia, Canada	78	Independent	Corporate Director, Businessman	2011	88.33	Yes
Igor Levental(6)(7) Colorado, USA	60	Independent	President of The Electrum Group	2010	96.39	Yes
Kalidas Madhavpeddi(1)(2) Arizona, USA	60	Independent	President of Azteca Consulting LLC and overseas Chief Executive Officer of China Molybdenum Co. Ltd.	2007	97.64	Yes
Gerald McConnell(6)(7) Nova Scotia, Canada	71	Independent	Chief Executive Officer of Namibia Rare Earths Inc.	1984	91.64	Yes
Clynton Nauman(1)(3) Washington, USA	67	Independent	President and Chief Executive Officer of Alexco Resource Corp.	1999	99.56	Yes
Rick Van Nieuwenhuyse(3)(7) British Columbia, Canada	60	Independent	President and Chief Executive Officer of NovaCopper Inc.	1999	83.19	Yes
Anthony Walsh(1)(2) British Columbia, Canada	64	Independent	Corporate Director, Businessman	2012	98.14	Yes

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Environment, Health, Safety and Sustainability ("EHSS") and Technical Committee.
(4)
Based on share ownership as of November 30, 2015.  The Board adopted a policy requiring each Director to maintain a minimum holding of Common Shares and/or DSUs equal to C$50,000. See "Directors' Share Ownership" for details on the number of securities beneficially owned, or controlled or directed, directly or indirectly, by each proposed Director.

(5)	Chairman of the Board.
(6)	Member of the Corporate Governance and Nominations Committee.
(7)	Member of the Corporate Communications Committee.

If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Shareholder Services at 1-866-228-8818 or email contactus@kingsdaleshareholder.com.

(8)	Mr. Lang has met his share ownership requirements as Presidentand Chief Executive Officer as of November 30, 2015. See "Executive Share Ownership" beginning on page 42 for details on share ownership guidelines for Executive Officers.
(9)	See NOVAGOLD's news release and Report of Voting Results filed on SEDAR May 19, 2015.

See "Directors' Share Ownership" on page 59 of this Circular for details on share ownership and the number of securities beneficially owned, or controlled or directed, directly or indirectly, by each proposed Director.
Refer to the Section titled "Information Concerning the Board of Directors and Executive Officers" beginning on page 9 of this Circular for further information regarding the above Directors.
Appointment of Auditors
The independent auditors of the Company are PricewaterhouseCoopers LLP, Chartered Accountants ("PwC"), located at 250 Howe Street, Suite 700, Vancouver, British Columbia, Canada. PwC were appointed auditors of the Company ("Auditors") on May 14, 2015 by the Shareholders.  The Shareholders will be asked at the Meeting to vote for the appointment of PwC as Auditors until the next annual meeting of the Shareholders of the Company or until a successor is appointed, at a remuneration to be fixed by the Directors through the Audit Committee. To the Company's knowledge, a representative from PwC will be present at the Meeting and will be available to respond to appropriate questions.  PwC will also be permitted to make a statement if it so desires.
Fees billed by PwC to the Company for the years ended November 30, 2015 and 2014 were as follows:
	Year Ended November 30
	2015		2014
Audit Fees (1)	C$	333,000	C$	439,000
Audit Related Fees (2)		6,000		17,000
Tax Fees (3)	Nil		Nil
All Other Fees (4)		1,000		6,000
Total	C$	340,000	C$	462,000

(1)
"Audit Fees" are the aggregate fees billed by PwC for the audit of the Company's consolidated annual financial statements, reviews of interim financial statements and attestation services that are provided in connection with statutory and regulatory filings or engagements.

(2)
"Audit-Related Fees" are fees charged by PwC for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported under "Audit Fees." This category comprises fees billed for review and advisory services associated with the Company's financial reporting.

(3)	"Tax Fees" are fees billed by PwC for tax compliance, tax advice and tax planning.
(4)	"All Other Fees" are fees charged by PwC for services not described above. The fees billed by PwC in this category in 2014 and 2015 were for software licensing.

Pre-Approval Policies and Procedures
All services to be performed by the Company's Auditors must be approved in advance by the Audit Committee.  The Audit Committee has considered whether the provision of services other than audit services is compatible with maintaining the Auditors' independence and has adopted a charter governing its conduct. The charter is reviewed annually and requires the pre-approval of all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its Auditors, subject to the de minimis exceptions for non-audit services as allowed by applicable law or regulation. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such a subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. Pursuant to these procedures, all services and related fees reported were pre-approved by the Audit Committee.
If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Shareholder Services at 1-866-228-8818 or email contactus@kingsdaleshareholder.com.

Report on Audited Financial Statements
The Audit Committee reviewed and discussed with management and the Company's Auditors the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended November 30, 2015. In addition, the Audit Committee has discussed with the Company's Auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU380), as amended, as adopted by the Public Accounting Oversight Board in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the Company's Auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the Company's Auditors that audit firm's independence from the Company and its management. Based on the review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended November 30, 2015, for filing with the SEC, which Annual Report is available on the Company's website at www.novagold.com, under the Company's profile on EDGAR at www.sec.gov, and on SEDAR at www.sedar.com.
Audit Committee of the Board
Anthony Walsh, Chair
Sharon Dowdall
Kalidas Madhavpeddi
Clynton Nauman
In the absence of a contrary instruction, the person(s) designated in the form of proxy by the Company intend to vote FOR the appointment of PricewaterhouseCoopers LLP as auditors of the Company until the next annual meeting of Shareholders or until a successor is appointed, at a remuneration to be fixed by the Directors through the Audit Committee.
Additional Matters to be Acted Upon
Non-Binding Advisory Vote on Executive Compensation
In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, the following proposal, commonly known as a "Say on Pay" proposal, gives our Shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation received by Gregory Lang, David Deisley and David Ottewell (together, the "Named Executive Officers" or "NEOs").  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as disclosed under the "Compensation Discussion and Analysis" section of this Circular.
Our executive compensation program is designed to recruit and retain key individuals and reward individuals with compensation that has long-term growth potential while recognizing that the executives work as a team to achieve corporate results and should be rewarded accordingly.  In order to align executive pay with both the Company's performance and the creation of sustainable shareholder value, a significant portion of compensation paid to our NEOs is allocated to performance-based, short-term and long-term incentive programs to make executive pay dependent on the Company's performance (also known as "at-risk compensation"). In addition, as an executive officer's responsibility and ability to affect the financial results of the Company increases, the portion of their total compensation deemed "at-risk" increases.  Shareholders are urged to read the "Compensation Discussion and Analysis" section of this Circular, which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy.
If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Shareholder Services at 1-866-228-8818 or email contactus@kingsdaleshareholder.com.

We are asking our Shareholders to indicate their support for our NEO compensation as described in this Circular by voting FOR the following resolution:
BE IT RESOLVED, as an ordinary resolution, that the compensation paid to the named executive officers, as disclosed in the Company's 2016 Circular pursuant to the SEC's executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.
While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on us, our Board or the Compensation Committee.  Our Board and Compensation Committee value the opinions of all of our Shareholders and will consider the outcome of this vote when making future compensation decisions for our NEOs. The Board believes that submitting the non-binding vote on compensation of the Company's NEOs to Shareholders on an annual basis is appropriate for the Company and its Shareholders at this time.
In the absence of a contrary instruction, the person(s) designated in the form of proxy by the Company intend to vote FOR the approval of the non-binding resolution approving the compensation paid to the NEOs as disclosed in this Circular.
INFORMATION CONCERNING THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth certain information with respect to our current Directors and executive officers. The term for each Director expires at the next annual meeting of Shareholders or at such time as a qualified successor is appointed, upon ceasing to meet the qualifications for election as a director, upon death, upon removal by the Shareholders or upon delivery or submission to the Company of the Director's written resignation, unless the resignation specifies a later time of resignation.  Each executive officer shall hold office until the earliest of the date the officer's resignation becomes effective, the date a successor is appointed or the officer ceases to be qualified for that office, or the date the officer is terminated by the Board of Directors of the Company. The name, location of residence, age, and office held by each Director and executive officer, current as of March 14, 2016, has been furnished by each of them and is presented in the following table.  Unless otherwise indicated, the address of each Director and executive officer in the table set forth below is care of NOVAGOLD, 201 South Main, Suite 400, Salt Lake City, Utah 84111, United States.
If you have any questions or need assistance completing your form of proxy or voting instruction form, please call Kingsdale Shareholder Services at 1-866-228-8818 or email contactus@kingsdaleshareholder.com.

Name and Municipality of Residence	Position and Office Held	Director/Officer Since	Age
Sharon Dowdall(2)(3) Ontario, Canada	Director	April 16, 2012	63
Dr. Marc Faber(5) Chiang Mai, Thailand	Director	July 5, 2010	70
Dr. Thomas Kaplan(1) New York, USA	Chairman	November 15, 2011	53
Gregory Lang(4)(6) Utah, USA	Director / President and CEO	April 16, 2012 / January 9, 2012	61
Gillyeard Leathley(4) British Columbia, Canada	Director	November 15, 2011	78
Igor Levental(5)(6) Colorado, USA	Director	July 5, 2010	60
Kalidas Madhavpeddi(2)(3) Arizona, USA	Director	2007	60
Gerald McConnell(5)(6) Nova Scotia, Canada	Lead Director	1984	71
Clynton Nauman (2)(4) Washington, USA	Director	1999	67
Rick Van Nieuwenhuyse (4)(6) British Columbia, Canada	Director	1999	60
Anthony Walsh (2)(3) British Columbia, Canada	Director	March 19, 2012	64
David Deisley Utah, USA	Executive Vice President, General Counsel and Corporate Secretary	November 1, 2012	59
David Ottewell Utah, USA	Vice President and CFO	November 13, 2012	55

(1)	Chairman of the Board
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the EHSS and Technical Committee.
(5)	Member of the Corporate Governance and Nominations Committee.
(6)	Member of the Corporate Communications Committee.

The Securities Held listed below for each Director and NEO are as of November 30, 2015.  Determination of whether each person meets the share ownership guidelines is determined by calculating the number of Common Shares and DSUs, if applicable, owned by each person, multiplied by the closing price of the Common Shares on November 30, 2015 on the TSX (if a Director), or on the NYSE-MKT (if a NEO).

Sharon Dowdall

Ms. Dowdall, a Director of the Company, has a 30-year career in the mining industry. Ms. Dowdall served in senior legal capacities for Franco-Nevada Corporation ("Franco-Nevada"), a major gold-focused royalty company, and Newmont Mining Company, one of the world's largest gold producers. During her 20-year tenure with Franco-Nevada, Ms. Dowdall served in various capacities, including Chief Legal Officer and Corporate Secretary and Vice President, Special Projects.  Ms. Dowdall was one of the principals who transformed Franco-Nevada from an industry pioneer into one of the most successful precious metals enterprises in the world. Prior to joining Franco-Nevada, she practiced law as a partner with Smith Lyons in Toronto, a major Canadian legal firm specializing in natural resources. Ms. Dowdall is the recipient of the 2011 Canadian General Counsel Award for Business Achievement. She currently serves on the boards of several Canadian exploration and development companies. Ms. Dowdall holds an Honours B.A. in Economics from the University of Calgary and an LLB, from Osgoode Hall Law School at York University.  The Board has determined that Ms. Dowdall should serve as a Director due to her significant experience: 1) as a natural resources lawyer, 2) moving a precious-metals mining company from the development stage to the successful producer stage, and 3) working in a senior executive position at a large international mining company.
Ms. Dowdall joined the Board on April 16, 2012.
Ms. Dowdall was employed with Franco-Nevada during the past five years, most recently as Vice President, Special Projects (May 2010-December 2011).  She also served as Chief Legal Officer and Corporate Secretary (December 2007-May 2010), and she currently consults for Franco-Nevada.  During the most recent five years Ms. Dowdall has served, and continues to serve, on the boards of Olivut Resources Limited and Foran Resources Limited.
Areas of expertise include: legal, corporate governance, finance, investment, valuation, securities, human resources, corporate strategy, corporate leadership and mining industry.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2015 C$	Total C$	% Met
Board Audit Compensation	4/4 4/4 8/8	Nil	16,578	83,222	50,000	166%

Dr. Marc Faber

Dr. Faber, a Director of the Company, has over 35 years of experience in the finance industry and is the Managing Director of Marc Faber Ltd., an investment advisory and fund management firm. He is an advisor to a number of private investment funds and serves as a director of Ivanplats Limited and Sprott Inc. Dr. Faber publishes a widely-read monthly investment newsletter entitled The Gloom, Boom & Doom Report and is the author of several books including Tomorrow's Gold – Asia's Age of Discovery. A renowned commentator on global market trends and developments, he is also a regular contributor to several leading financial publications around the world, including Barron's, where he is a member of the Barron's Roundtable. Dr. Faber received his PhD in Economics magna cum laude from the University of Zurich.  The Board has determined that Dr. Faber should serve as a Director for the Company to benefit from his vast knowledge of economics, global market trends, precious metals and commodities in general.
Dr. Faber's principal occupation over the last five years is Managing Director of Marc Faber Ltd.  During the most recent five years, Dr. Faber has served, and continues to serve, on the boards of Ivanhoe Mines Limited and Sprott Inc.
Areas of expertise include: global economics and market dynamics, finance and mining industry.

Board / Committee Membership	Overall Attendance 88%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2015 C$	Total C$	% Met
Board Corporate Governance	4/4 3/4	Nil	19,916	99,978	50,000	200%

Dr. Thomas Kaplan

Dr. Kaplan is Chairman of the Board of the Company and is also Chairman and Chief Investment Officer of The Electrum Group, a privately-held global natural resources investment management company which manages the portfolio of Electrum, the single largest Shareholder of the Company.  Dr. Kaplan is an entrepreneur and investor with a track record of both creating and unlocking shareholder value in public and private companies.  Most recently, Dr. Kaplan served as Chairman of Leor Exploration & Production LLC, a natural gas exploration and development company founded by Dr. Kaplan in 2003.  In 2007, Leor's natural gas assets were sold to EnCana Oil & Gas USA Inc., a subsidiary of Encana Corporation, for $2.55 billion.  Dr. Kaplan holds Bachelors, Masters and Doctoral Degrees in History from Oxford University.  The Board has determined that Dr. Kaplan should serve as the Director and Chairman to gain from his experience as a developer of and investor in mining and oil and gas companies, as well as his significant beneficial ownership in the Company.
Dr. Kaplan's principal occupation during the last five years has been Chairman and Chief Investment Officer of The Electrum Group.  Dr. Kaplan served on the board of NovaCopper Inc. until June 19, 2015.
Areas of expertise include:  finance, mergers and acquisitions, mining industry.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2015 C$	Total C$	% Met
Board (Chair)	4/4	Nil(1)	35,559	178,506	50,000	357%

(1)	See description of Electrum's holdings and Dr. Kaplan's relationship with Electrum under "Voting Shares and Principal Holders Thereof."

Gregory Lang

Mr. Lang is President and Chief Executive Officer of the Company. Mr. Lang has over 35 years of diverse experience in mine operations, project development and evaluations, including time as President of Barrick Gold North America, a wholly-owned subsidiary of Barrick Gold Corporation ("Barrick"). Mr. Lang has held progressively responsible operating and project development positions over his 10-year tenure with Barrick and, prior to that, with Homestake Mining Company and International Corona Corporation, both of which are now part of Barrick. He holds a Bachelor of Science in Mining Engineering from the University of Missouri-Rolla and is a Graduate of the Stanford University Executive Program.  The Board has determined that Mr. Lang should continue to serve as a Director to gain his insight as an experienced mine engineer, as well as his expertise in permitting, developing and operating large-scale assets, and as a successful senior executive of other large gold-mining companies.
Mr. Lang joined the Board on April 16, 2012.
Mr. Lang served as the President of Barrick Gold North America until December 2011, and has served as the Company's President and Chief Executive Officer since January 2012.
During the most recent five years, Mr. Lang has served, and continues to serve, as a director of NovaCopper Inc.  He served as a director of Sunward Resources until June 19, 2015.
Areas of expertise include: mining operations, mine development and evaluation and corporate leadership.

Board / Committee Membership	Overall Attendance 100%	Securities Held				Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	PSUs #	Value of Common Shares Held as of 11/30/2015 $	Total $	% Met
Board EHSS & Technical Corporate Communications	4/4 4/4 2/2	507,812	Nil	1,327,850	1,899,217	1,800,000	106%(2)

(2)
Mr. Lang has exceeded his share ownership requirement as President and Chief Executive Officer as of November 30, 2015.  See "Executive Share Ownership" for details on the share ownership guidelines applicable to Mr. Lang.  PSUs are not included in determining whether a NEO meets the Share Ownership Guidelines.

Gillyeard Leathley

Mr. Leathley joined the Company in January 2010 and served as Senior Vice President and Chief Operating Officer of the Company from November 2010 to November 2012.  In February 2013, Mr. Leathley was named Chief Operating Officer of Sunward Resources Ltd.  Mr. Leathley was instrumental in advancing the Company's Donlin Gold and Galore Creek projects. He trained as a mine surveyor and industrial engineer with the Scottish National Coal Board, working in coal, bauxite, gold and copper mines. Mr. Leathley has over 25 years of experience overseeing the development of several major operating mines.  Additionally, Mr. Leathley has over 55 years of experience working in the mining industry worldwide in positions of increasing responsibility ranging from Engineer to Chief Operating Officer.  The Board has determined that Mr. Leathley should serve as a Director to benefit from his substantial international mine engineering experience and from his knowledge of the Company and its projects related to his previous employment as a Company executive.
Mr. Leathley's principal occupations during the last five years have been Advisor to the CEO of the Company (consultant from April 2009-January 2010, employee from January 2010-November 2010), Senior Vice President and Chief Operating Officer of the Company (November 2010-November 2012), and Chief Operating Officer of Sunward Resources (February 2013-June 2015).
During the most recent five years, Mr. Leathley has served, and continues to serve, as a director of Mawson Resources and Tasman Metals, and as a consultant to the Company.  Mr. Leathley also served as a director of Golden Peak Resources from October 2001 until February 2012, as a director of Lariat Resources from April 2003 until August 2014, and as a director of Sunward Resources Limited from February 2011 until June 2015.
Areas of expertise include: mining operations.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2015 C$	Total C$	% Met
Board EHSS (Chair)	4/4 4/4	73,138	21,938	477,282	50,000	955%

Igor Levental

Mr. Levental, a Director of the Company, is President of The Electrum Group, a privately-held global natural resources investment management company.  Affiliates of The Electrum Group are currently the largest Shareholders of the Company.  Mr. Levental is a director of Gabriel Resources Ltd., which is engaged in the development of major precious metals deposits in Romania; he is also a director of NovaCopper Inc., a TSX and NYSE MKT-listed company involved in the exploration and development of major copper-dominant deposits in Alaska.  With more than 30 years of experience across a broad cross-section of the international mining industry, Mr. Levental has held senior positions with major mining companies including Homestake Mining Company and International Corona Corporation.  Mr. Levental is a Professional Engineer with a BSc in Chemical Engineering and an MBA from the University of Alberta.  The Board has determined that Mr. Levental should serve as a Director for the Company to benefit from his 30-plus years of experience as a chemical engineer and executive of large mining companies.
Mr. Levental's primary occupation during the last five years has been President of The Electrum Group.  During the most recent five years, Mr. Levental has served, and continues to serve, as a director of Gabriel Resources Limited and NovaCopper Inc.  Additionally, Mr. Levental is a director of Taung Gold International Limited, a Hong Kong Stock Exchange-listed company developing two major mining projects in South Africa.  Mr. Levental served as a director of Sunward Resources Ltd. until June 19, 2015.
Areas of expertise include: corporate development, finance, mergers and acquisitions, corporate governance and mining industry.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2015 C$	Total C$	% Met
Board Corporate Governance Corporate Communications (Chair)	4/4 4/4 2/2	1,000	29,699	154,109	50,000	308%

Kalidas Madhavpeddi

Mr. Madhavpeddi, a Director of the Company, has over 30 years of international experience in business development, corporate strategy, global mergers and acquisitions, exploration, government relations, marketing, trading and sales, and mining engineering and capital. He is President of Azteca Consulting LLC, an advisory firm to the metals and mining sector.  He is also Overseas CEO of China Molybdenum Co. Ltd.  His extensive career in the mining industry spans more than 30 years including Phelps Dodge Corporation ("Phelps Dodge") from 1980 to 2006, starting as a Systems Engineer and ultimately becoming Senior Vice President for Phelps Dodge, a Fortune 500 company, responsible for the company's global business development, acquisitions and divestments, including joint ventures, as well as its global exploration programs.  He was contemporaneously President of Phelps Dodge Wire and Cable, a copper and aluminum cable manufacturer with international operations in over ten countries, including Brazil and China.  Mr. Madhavpeddi is an alumnus of the Indian Institute of Technology, Madras, India; the University of Iowa and the Harvard Business School.  The Board has determined that Mr. Madhavpeddi should serve as a Director to benefit from his long-term experience in the mining industry working as an executive in global corporate development, exploration, mergers and acquisitions, joint ventures and finance.
Mr. Madhavpeddi has served as the President of Azteca Consulting LLC and the Overseas CEO of China Molybdenum Co. Ltd. as his principal occupations during the last five years.  Mr. Madhavpeddi has been a director of Namibia Rare Earths since 2010, a director of Capstone Mining since 2012 and a director of NovaCopper Inc. since 2012.
Areas of expertise include: corporate strategy, mergers and acquisitions, mining operations and capital, marketing and sales.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2015 C$	Total C$	% Met
Board Audit Compensation (Chair)	4/4 4/4 8/8	20,836	21,427	212,160	50,000	424%

Gerald McConnell, Q.C.

Mr. McConnell, a Director of the Company, has over 25 years of experience in the resource sector.  Mr. McConnell is a director and the Chief Executive Officer of Namibia Rare Earths Inc., a public Canadian company focused on the development of rare earth opportunities in Namibia.  From 1990 to 2010, he was President and Chief Executive Officer, as well as a director, of Etruscan Resources Inc., a West African junior gold producer.  From December 1984 to January 1998, Mr. McConnell was the President of the Company and from January 1998 to May 1999 he was the Chairman and Chief Executive Officer of the Company. Mr. McConnell is a graduate of Dalhousie Law School and was called to the bar of Nova Scotia in 1971 and received his Queen's Counsel designation in 1986.  The Board has determined that Mr. McConnell should serve as a Director as he was one of the original founders of the Company and has remained involved with the Company in some capacity ever since, and because of his wide experience working in legal and executive positions at a variety of mining companies.
Mr. McConnell's principal occupation over the most recent five years has been CEO of Namibia Rare Earths Inc. (2010-present).  Mr. McConnell served as a director of Etruscan Resources Inc. from 1990 to 2010, and has been a director of Namibia Rare Earths and NovaCopper Inc. since 2010 and 2012, respectively.
Areas of expertise include: legal, compensation, operations, mining industry, senior officer and board governance.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2015 C$	Total C$	% Met
Board (Lead Director) Corporate Governance (Chair) Corporate Communications	4/4 4/4 2/2	34,764	40,684	378,749	50,000	758%

Clynton Nauman

Mr. Nauman, a Director of the Company, is the Chief Executive Officer of Alexco Resource Corp. and Asset Liability Management Group ULC, and was formerly President of Viceroy Gold Corporation and Viceroy Minerals Corporation and a director of Viceroy Resource Corporation, positions he held from February 1998 until February 2003. Previously, Mr. Nauman was the General Manager of Kennecott Minerals from 1993 to 1998. Mr. Nauman has 25 years of diversified experience in the mining industry ranging from exploration and business development to operations and business management in the precious metals, base metals and coal sectors.  The Board has determined that Mr. Nauman should serve as a Director to gain from his significant experience as a senior mining executive working in the areas of environment, engineering and operations.
Mr. Nauman's principal occupation for the last five years has been CEO of Alexco Resource Corp. and of Asset Liability Management Group ULC.  Mr. Nauman has served as a director of Alexco Resource Corp. since 2006 and served as a director of NovaCopper Inc. from 2011 until June 2015.
Areas of expertise include: environmental, geology, exploration, operations, mining industry and senior officer.

Board / Committee Membership	Overall Attendance 92%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2015 C$	Total C$	% Met
Board Audit EHSS	3/4 4/4 4/4	129,445	21,427	757,377	50,000	1515%

Rick Van Nieuwenhuyse

Mr. Van Nieuwenhuyse joined the Company as President and Chief Operating Officer in January 1998 and was appointed as Chief Executive Officer in May 1999. He resigned as President and Chief Executive Officer of the Company in January of 2012 in order to assume his current role of President and Chief Executive Officer of NovaCopper Inc. Mr. Van Nieuwenhuyse has more than 30 years of experience in the natural resource sector including as Vice President of Exploration for Placer Dome Inc. In addition to his international exploration perspective, Mr. Van Nieuwenhuyse brings years of working experience in and knowledge of Alaska to the Company. Mr. Van Nieuwenhuyse has managed projects from grassroots discovery through to advanced feasibility studies, production and mine closure. Mr. Van Nieuwenhuyse holds a Candidature degree in Science from the Université de Louvain, Belgium, and a Masters' of Science degree in geology from the University of Arizona.  The Board has determined that Mr. Van Nieuwenhuyse should serve as a Director to benefit from his experience as a geologist, his extensive knowledge of the Company, its projects and its history as the former President and Chief Executive Officer of the Company, because of his extensive experience in discovering, exploring, and developing large mining projects in addition to his significant experience in Alaska.
Mr. Van Nieuwenhuyse currently serves as the President and CEO of NovaCopper, Inc. and has held that position since January 2012.  He also currently serves as a director of NovaCopper Inc., Alexco Resource Corp., Tintina Resources and SolidusGold Inc. (fka Mantra Capital Inc.).  Mr. Van Nieuwenhuyse served on the board of AsiaBaseMetals from 2009 until December 2015.
Areas of experience include: exploration, geology, resource and reserve assessment, feasibility studies, government relations, mining industry, senior officer and board governance.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2015 C$	Total C$	% Met
Board EHSS(3) Corporate Communications	4/4 1/1 2/2	700,555	16,578	3,600,008	50,000	7200%

(3)	Mr. Van Nieuwenhuyse became a member of the EHSS and Technical Committee effective August 12, 2015.

Anthony Walsh, CA

Mr. Walsh has over 20 years of international experience in the field of exploration, mining and development and was the President and CEO of Sabina Gold & Silver Corp. ("Sabina") (2008-2011). Prior to joining Sabina, Mr. Walsh was President and CEO of Miramar Mining Corporation (1999-2007), Vice-President and CFO of Miramar Mining Corporation (1995-1999), the Senior Vice-President and CFO of a computer leasing company (1993-1995) and the CFO and Senior Vice-President, Finance of International Corona Mines Ltd., a major North American gold producer (1989-1992). From 1985 to 1989 he was Vice-President, Finance of International Corona Mines Ltd., and from 1973 to 1985 Mr. Walsh held various positions at Deloitte, Haskins & Sells, a firm of Chartered Accountants.  Mr. Walsh graduated from Queen's University (Canada) in 1973 and became a member of The Canadian Institute of Chartered Accountants in 1976.  Mr. Walsh joined the Board on March 19, 2012.  The Board has determined that Mr. Walsh should serve as a Director to benefit from his experience as a senior executive in a variety of global mining companies and international accounting firms.  Mr. Walsh lends the Board his expertise in finance, international accounting and corporate governance.
Mr. Walsh has been retired since 2011, but currently serves as a director of the following companies:  Sabina, Avala Resources Ltd., TMX Group Inc. and Dundee Precious Metals Ltd.  Mr. Walsh previously served on the board of Quaterra Resources Ltd. (June 2012 – March 2015), Dunav Resources Limited (July 2010 - March 2013), and on the board of Stornoway Diamonds Limited (September 2004 - November 2012).
Areas of expertise include: corporate development, finance, accounting, mergers and acquisitions, corporate governance, corporate regulation, and mining industry.

Board / Committee Membership	Overall Attendance 100%	Securities Held			Share Ownership Guidelines
	Regular Meeting	Common Shares #	DSUs #	Value of Securities Held as of 11/30/2015 C$	Total C$	% Met
Board Audit (Chair) Compensation Committee	4/4 4/4 8/8	Nil	16,578	83,222	50,000	166%

David Deisley

Mr. Deisley joined the Company November 1, 2012 as Executive Vice President, General Counsel and Corporate Secretary, responsible for all aspects of the Company's legal governance and corporate affairs.  With over 25 years of experience in the mining industry in the Americas, Mr. Deisley has an extensive track record in project permitting, corporate social responsibility, mergers and acquisitions and corporate development. Mr. Deisley is regarded as a human rights expert relative to resource projects and local populations. During 2015, Mr. Deisley made a presentation on "Human Rights and the Extractive Industries: Considerations Related to Integrating the Ruggie Principles in Your Business" as part of the Association of Mineral Exploration British Columbia's 2015 Learning Series. In addition, he served as the co-chair of a conference sponsored by the Rocky Mountain Mineral Law Foundation on "Human Rights Laws and the Extractive Industries" held in February 2016. Prior to joining the Company, Mr. Deisley served in positions of increasing responsibility with Goldcorp Inc. from September 2007 to October 2012.  At the time he resigned from Goldcorp Inc., Mr. Deisley held the position of Executive Vice President, Corporate Affairs and General Counsel. Prior to his tenure at Goldcorp Inc., Mr. Deisley served in several progressively responsible capacities with Barrick Gold Corporation, including Regional General Counsel for Barrick Gold North America.  Mr. Deisley received his Juris Doctor from the University of Utah S.J. Quinney College of Law, and his Bachelor of Arts from Brown University.
Areas of expertise include: sustainability and corporate social responsibility, environmental permitting and compliance, corporate development, corporate and project financing, mergers and acquisitions, corporate governance, corporate regulation, and mining industry.

Securities Held			Share Ownership Guidelines
Common Shares #	PSUs #	Value of Common Shares Held as of 11/30/2015 $	Total $	% Met
331,297	557,400	1,239,051	850,000	146%

David Ottewell

Mr. Ottewell joined the Company on November 13, 2012, as its Vice President and Chief Financial Officer.  In this role, Mr. Ottewell is responsible for all aspects of the Company's financial management.  Mr. Ottewell is a highly accomplished financial executive, with over 25 years of mining industry experience. Prior to joining the Company, he served as Vice President and Controller for Newmont Mining Corporation where he was employed since 2005, and prior to that, had a 16-year career with Echo Bay Mines Ltd., a prominent precious metals mining company with multiple operations in the Americas. Mr. Ottewell holds a Bachelor of Commerce degree from the University of Alberta and is a member of the Chartered Professional Accountants of Alberta.
Areas of expertise include:  global accounting and finance, corporate disclosure and financial regulation, and mining industry.

Securities Held			Share Ownership Guidelines
Common Shares #	PSUs #	Value of Common Shares Held as of 11/30/2015 $	Total $	% Met
203,431	414,450	760,832	650,000	117%

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED SHAREHOLDER MATTERS
The following table sets forth certain information regarding the beneficial ownership of the Common Shares as of March 14, 2016 by:
•	the Company's NEOs;
•	the Company's Directors and nominees;
•	all of the Company's executive officers and Directors as a group; and
•	each person who is known by the Company to beneficially own more than 5% of the Company's issued and outstanding shares of common stock.
Unless otherwise indicated, the Shareholders listed possess sole voting and investment power with respect to the shares shown. The Company's Directors and NEOs do not have different voting rights from other Shareholders.

Name	Business Address	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(2)
Gregory Lang	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	6,035,606(3)	1.89%
David Deisley	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	2,371,247(4)	*
David Ottewell	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	1,945,133(5)	*
Thomas Kaplan	535 Madison Avenue, 12th Floor New York, NY 10022 USA	710,699(6)	26.68%
Sharon Dowdall	789 West Pender Street, Suite 720 Vancouver, BC V6C 1H2 Canada	613,873(7)	*
Marc Faber	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	592,962(8)	*
Gillyeard Leathley	789 West Pender Street, Suite 720 Vancouver, BC V6C 1H2 Canada	450,034(9)	*
Igor Levental	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	603,745(10)	*
Kalidas Madhavpeddi	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	585,258(11)	*
Gerald McConnell	789 West Pender Street, Suite 720 Vancouver, BC V6C 1H2 Canada	650,588(12)	*
Clynton Nauman	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	723,917(13)	*
Rick Van Nieuwenhuyse	789 West Pender Street, Suite 720 Vancouver, BC V6C 1H2 Canada	1,290,178(14)	*
Anthony Walsh	789 West Pender Street, Suite 720 Vancouver, BC V6C 1H2 Canada	613,873(15)	*
All Directors and executive officers as a group (13 persons)	201 South Main, Suite 400 Salt Lake City, Utah 84111 USA	101,756,592	31.83%

Name	Business Address	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(2)
Electrum Strategic Resources LP	535 Madison Avenue, 12th Floor New York, NY 10022	84,569,479(16)	26.45%
Paulson & Co. Inc.	1251 Avenue of the Americas, 50th Floor, New York, NY 10020	35,516,057(17)	11.11%
The Baupost Group, LLC	10 Saint James Avenue, Suite 1700 Boston, MA 02116	18,977,449(18)	5.94%
FMR LLC	245 Summer Street Boston, MA 02210	16,407,762(19)	5.13%
(1)	Under applicable U.S. securities laws, a person is considered to be the beneficial owner of securities they own (or certain persons whose ownership is attributed to them) or securities that the person can acquire within 60 days, including upon the exercise of options, warrants or convertible securities.
(2)	Based on 319,687,852 Common Shares outstanding as of March 14, 2016, plus any Common Shares deemed to be beneficially owned pursuant to options that are exercisable within 60 days from March 14, 2016.
(3)	Includes 4,969,582 stock options exercisable within 60 days of March 14, 2016.
(4)	Includes 1,805,400 stock options exercisable within 60 days of March 14, 2016.
(5)	Includes 1,568,700 stock options exercisable within 60 days of March 14, 2016.
(6)	Includes 84,569,479 Common Shares held by Electrum and an affiliate. Dr. Kaplan is the Chairman and Chief Investment Officer of The Electrum Group and thereby may be deemed to have shared voting and investment power over such shares. Dr. Kaplan disclaims beneficial ownership in such shares except to the extent of a minor pecuniary interest. Also includes 670,950 stock options exercisable within 60 days of March 14, 2016.
(7)	Includes 595,200 stock options exercisable within 60 days of March 14, 2016.
(8)	Includes 570,950 stock options exercisable within 60 days of March 14, 2016.
(9)	Includes 366,000 stock options exercisable within 60 days of March 14, 2016.
(10)	Includes 570,950 stock options exercisable within 60 days of March 14, 2016.
(11)	Includes 540,900 stock options exercisable within 60 days of March 14, 2016.
(12)	Includes 570,950 stock options exercisable within 60 days of March 14, 2016.
(13)	Includes 570,950 stock options exercisable within 60 days of March 14, 2016.
(14)	Includes 570,950 stock options exercisable within 60 days of March 14, 2016.
(15)	Includes 595,200 stock options exercisable within 60 days of March 14, 2016.
(16)	According to a Schedule 13D/A filed with the SEC on December 31, 2012, each of Electrum, The Electrum Group, Electrum Global Holdings LP, TEG Global GP Ltd, Leopard Holdings LLC and GRAT Holdings LLC have shared voting and dispositive power over 79,569,479 Common Shares. In addition, GRAT Holdings LLC has sole voting and dispositive power over 5,000,000 Common Shares. Electrum Global Holdings LP is the owner of all limited partnership interests of Electrum and all of the equity interests of Electrum Strategic Management LLC, the general partner of Electrum. TEG Global GP Ltd is the sole general partner of, and The Electrum Group is the investment adviser to, Electrum Global Holdings LP. The Electrum Group possesses voting and investment power with respect to assets of Electrum, including indirect investment discretion with respect to the Common Shares held by Electrum. GRAT Holdings LLC indirectly controls Electrum through Leopard Holdings LLC. The investment committee of GRAT Holdings LLC exercises voting and investment decisions on behalf of GRAT Holdings LLC. The address listed in such filing of Leopard Holdings LLC and GRAT Holdings LLC is 535 Madison Avenue, 12th Floor, New York, New York 10022 and the address listed in such filing of the Electrum Group, Electrum Global Holdings LP and TEG Global GP Ltd is 700 Madison Ave., 5th Floor, New York, New York 10065. Thomas Kaplan, Chairman of the Board of Directors of the Company, is also Chairman and Chief Investment Officer of The Electrum Group. Mr. Kaplan disclaims beneficial ownership in the Electrum shares except to the extent of a minor pecuniary interest.
(17)	According to a Schedule 13G/A filed with the SEC on February 17, 2015, Paulson & Co. Inc. has sole voting and dispositive power over such shares. The number of shares owned was reported on a Form 4 filed February 16, 2016.
(18)	According to a Schedule 13G /A filed with the SEC on February 12, 2016, The Baupost Group, LLC has shared voting and dispositive power over such shares with SAK Corporation and Seth A. Klarman. The Baupost Group, LLC acts as an investment adviser and general partner to certain investment limited partnerships. SAK Corporation is the manager of Baupost. Mr. Klarman, as the sole director and sole officer of SAK Corporation and a controlling person of The Baupost Group, LLC, may be deemed to have beneficial ownership of such shares.
(19)	According to a Schedule 13G filed with the SEC on February 12, 2016, FMR LLC has sole voting power over 1,219,057 of the shares and shares dispositive power over 16,407,762 shares with Abigail P. Johnson. Ms. Johnson is a director, the vice chairman, the CEO and the President of FMR LLC. Members of the Johnson Family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company ("FMR Co"), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees.
*	Percentage of Common Shares beneficially owned or over which control or direction is exercised is less than 1%.

As of March 14, 2016, there were approximately 661 active registered holders of the Company's Common Shares.
The Company has no knowledge of any other arrangements, including any pledge by any person of the Company's securities, the operation of which may at a subsequent date result in a Change of Control of the Company.
Meetings of the Board and Board Member Attendance at Annual Meeting
During the fiscal year ended November 30, 2015, the Board held four meetings. None of the incumbent Directors attended fewer than 75% of the aggregate of the total number of Board meetings and meetings of the committees on which the Director serves.
Board members are not required to attend the annual general meeting; however, the following 10 Directors attended the Company's annual meeting of shareholders held on May 14, 2015:  Sharon Dowdall, Marc Faber, Thomas Kaplan, Gregory Lang, Gillyeard Leathley, Igor Levental, Kalidas Madhavpeddi, Gerald McConnell, Rick Van Nieuwenhuyse, and Anthony Walsh.
Legal Proceedings
Neither the Company nor any of its property is currently subject to any material legal proceedings or other adverse regulatory proceedings. We do not currently know of any material legal proceedings against us or our subsidiaries involving our Directors, proposed Directors, executive officers or Shareholders of more than 5% of our voting shares, affiliates of the Company, or any associate of any such Director, executive officer, affiliate of the Company or Shareholder, or any material interest adverse to the Company or our subsidiaries. None of our Directors, proposed Directors or executive officers has, during the past ten years, been involved in any material bankruptcy, criminal or securities law proceedings.
Family and Certain Other Relationships
There are no family relationships among the members of the Board or the members of senior management of the Company. There are no arrangements or understandings with customers, suppliers or others, pursuant to which any member of the Board or member of senior management was selected. As of March 14, 2016, Electrum held 84,569,479 Common Shares, representing approximately 26.45% of the Company's outstanding shares.  Pursuant to the Unit Purchase Agreement dated December 31, 2008 between the Company and Electrum, the Company provided Electrum with the right to designate an observer at all meetings of the Company's Board and any committee thereof so long as Electrum and its affiliates hold not less than 15% of the Company's Common Shares. Electrum designated Igor Levental as its observer at the Company's Board meetings. In July 2010, the Company appointed Igor Levental as a Director of the Company. In November 2011, Dr. Thomas Kaplan was appointed the Chairman of the Company's Board. Dr. Kaplan is also the Chairman and Chief Investment Officer of The Electrum Group.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company's executive officers, Directors and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC.  Executive officers, Directors and such 10% Shareholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.  The Company believes all transactions required to be reported pursuant to Section 16(a) were timely reported by the Company's executive officers, Directors and greater than 10% Shareholders for the fiscal year ended November 30, 2015.
INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON
Except as described in this Circular, no (i) person who has been a Director or executive officer of the Company at any time since the beginning of the Company's last financial year, (ii) proposed nominee for election as a Director, or (iii) associate or affiliate of any of the foregoing persons, has any material interest, direct or indirect, in any matter to be acted upon at the Meeting.

COMPENSATION DISCUSSION & ANALYSIS
Overview
The following section of the Circular presents information regarding the design, governance, and implementation of the Company's compensation program. During 2012, the Company implemented a fundamental restructuring which repositioned the Company as a pure gold play focused on permitting and developing its 50%-owned flagship property, Donlin Gold, one of the world's largest-known undeveloped gold deposits. The restructuring included the spinout to the Company's shareholders of NovaCopper Inc., the hiring of Greg Lang as President and CEO, and his recruitment of a new executive team with demonstrated experience in permitting, engineering, building and operating large, open pit gold mines in remote locations.  Because of the unique attributes of Donlin Gold and the Company's relationships with major international mining companies at both the Donlin Gold and Galore Creek properties, the Company designed its compensation program to attract, retain, and incentivize individuals who have experience with large scale development properties and in senior management roles with large international mining companies.  The Board and management believe that every employee should be an owner of the Company because ownership is fundamental to aligning management's and employees' interests with the interests of all shareholders. As a result, share-based compensation is an important component of the Company's compensation program.  In addition, the Company is committed to aligning management compensation with shareholder interests through performance-based compensation.  However, as both Donlin Gold and Galore Creek are in the development stage, the Company is not able to use typical operating company metrics (e.g., revenues, costs, production, net income) as the basis for the performance-based components of its compensation program. During 2015, the Compensation Committee worked extensively with management and with its compensation consultant, Mercer (Canada) Limited ("Mercer" or the "Compensation Consultant"), to define criteria for all aspects of the Company's compensation program, in particular the performance-based compensation.

2015 Executive Compensation Highlights
2015 was a successful year for NOVAGOLD.  The executive team's continued good stewardship of the Company and protection of its treasury has positioned NOVAGOLD to withstand the commodities market downturn currently impacting the mining industry.  Some highlights of the 2015 executive compensation program include:

•	A 9% decrease in the number of PSUs granted to NEOs for 2015 performance compared to 2014 performance mainly related to the increase in the value of the Company's common shares during the year;
•	A 3.9% increase in the number of stock options granted to NEOs for 2015 performance compared to 2014 performance;
•	Approximately 65% of NEO compensation is at-risk (70% for CEO and 62% for EVP and CFO), exceeding the at-risk target of approximately 60%;
•	Received strong support from shareholders for executive compensation program at 2015 Annual Meeting of Shareholders (89.77% votes cast in favor); and
•	Enhanced compensation disclosure.
Compensation Governance
The Compensation Committee is a standing committee of the Board and is appointed by and reports to the Board, with a mandate to assist the Board in fulfilling its oversight responsibilities related to:
•	appointment, performance evaluation and compensation of the Company's CEO and other executive officers of the Company;
•	succession planning relating to the CEO, other executive officers and other key employees, including appointments, reassignments and terminations;
•	compensation structure for the CEO and other executive officers including annual, mid-term and long-term incentive plans involving share issuances or share awards;
•	determination of Director compensation; and
•	share ownership guidelines for the CEO, other executive officers and Directors.

The charter of the Compensation Committee is available at www.novagold.com under the Governance tab.  More information regarding the responsibilities and operation of the Compensation Committee and the process by which compensation is determined is discussed on page 30 in "Statement of Executive Compensation" and below under the heading "Non-Executive Director Compensation".
For the year ended November 30, 2015, the Compensation Committee consisted of three independent Directors: Mr. Madhavpeddi, Ms. Dowdall and Mr. Walsh.   Mr. Madhavpeddi is the Chair of the Compensation Committee.  All current members of the Compensation Committee are non-executive Directors of the Company and satisfy all applicable independence standards of the NYSE-MKT and are "outside directors" as defined by Section 162(m) of the Internal Revenue Code.  The Compensation Committee met eight times in the fiscal year ended November 30, 2015.  More information regarding the qualifications of each of the members of the Compensation Committee is provided in "Information Concerning the Board of Directors and Executive Officers" above.
Compensation Committee's Relationship with its Independent Compensation Consultant
During 2015, the Compensation Committee determined that, since it has utilized the services of Mercer for a number of years running, it was appropriate to initiate a request for proposal ("RFP") process for independent compensation consultant services.  The purpose of the RFP was to ensure that the Compensation Committee receives comprehensive, expert consultant services at a competitive price.  Mercer was invited to respond to the RFP, as were five other companies which provide independent compensation consultant services.  The Compensation Committee received proposals from five of the six companies invited to participate in the RFP.  After an exhaustive review and interview process with the five candidates, the Compensation Committee renewed its engagement with Mercer for independent compensation consultant services.
The Compensation Committee has directly engaged Mercer to provide specific support to the Compensation Committee in determining compensation for the Company's officers and Directors, including during the most recently completed fiscal year. Such analysis and advice from the Compensation Consultant includes, but is not limited to, executive compensation policy (for example, the choice of companies to include in the Peer Group and compensation philosophy), total compensation benchmarking for the NEOs, and incentive plan design. In addition, this support has also consisted of (i) the provision of general market observations throughout the year with respect to market trends and issues; (ii) the provision of benchmark market data; and (iii) attendance at two Compensation Committee meetings, one to review executive compensation governance developments, market trends and issues, and one other meeting at which market analysis findings are presented to the Compensation Committee.  Decisions made by the Compensation Committee, however, are the responsibility of the Compensation Committee and may reflect factors and considerations other than the information and recommendations provided by the Compensation Consultant. In addition to this mandate, the Compensation Consultant provides general employee compensation consulting services to the Company; however, these services are limited in size and scope and are of significantly lesser value than those provided related to executive officer and Director compensation.
The Compensation Committee Chair pre-approves a Statement of Work provided by the Compensation Consultant prior to the start of the annual executive officer and Director compensation reviews or any other project.  The Statement of Work confirms the work that the Compensation Consultant is asked to complete and the associated fees.  The Compensation Committee has assessed the independence of the Compensation Consultant pursuant to SEC rules and concluded that the Compensation Consultant's work for the Compensation Committee does not raise any conflict of interest.
The fees paid to the Compensation Consultant for services performed in fiscal year 2015 were C$41,960 to assist the Compensation Committee in developing the Company's compensation policies and programs.  No other fees were paid to the Compensation Consultant for services provided during the fiscal year ended November 30, 2015.  In fiscal year 2014, Mercer was paid C$43,550 to perform similar services. The Compensation Consultant is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. ("MMC").  Marsh Risk & Insurance Services ("Marsh"), an MMC affiliate, provides insurance broker services to the Company. The engagement of Marsh did not require or receive approval of the Board or the Compensation Committee.  During the year ended November 30, 2015, Marsh billed the Company $95,920 for insurance brokerage services. With respect to the engagement of Mercer, the Compensation Committee considered various factors that may impact the independence of Mercer, including the amounts payable to Mercer and Marsh as described above, and whether any other relationships existed between Mercer or Marsh, on the one hand, and any executive officer of the Company or any member of the Board, on the other hand, and the Compensation Committee determined that a conflict did not exist.

Risk Assessment of Compensation Policies and Practices
Annually, the Compensation Committee conducts a risk assessment of the Company's compensation policies and practices as they apply to all employees, including all executive officers. The design features and performance metrics of the Company's cash and stock-based incentive programs, along with the approval mechanisms associated with each, are evaluated to determine whether any of these policies and practices would create risks that are reasonably likely to have a material adverse effect on the Company.
As part of the review, the following characteristics of the Company's compensation policies and practices were noted as being characteristics that the Company believes reduce the likelihood of risk-taking by the Company's employees, including the Company's officers and non-officers:
•	The Company's compensation mix is balanced among fixed components such as salary and benefits, an annual incentive program opportunity and long-term performance-based incentives, including PSUs and stock options.
•	The Compensation Committee, under its charter, has the authority to retain any advisor it deems necessary to fulfill its obligations and has engaged the Compensation Consultant. The Compensation Consultant assists the Compensation Committee in reviewing executive compensation and provides advice to the Committee on an as-needed basis.
•	The annual incentive program for the executive management team, which includes each of the NEOs, is approved by the Board. Individual payments are based on a combination of quantitative metrics as well as qualitative and discretionary factors.
•	Stock-based awards for all employees are recommended by the Compensation Committee and approved by the Board.
•	The Board approves the compensation for the President and CEO based upon a recommendation by the Compensation Committee, which is comprised entirely of independent Directors.
•	The nature of the business in which the Company operates requires some level of risk-taking to acquire reserves and to develop mining operations in the best interest of all stakeholders. Consequently, the executive compensation policies and practices have been designed to encourage actions and behaviors directed towards increasing long-term value while limiting incentives that promote excessive risk-taking.
Based on this assessment, the Compensation Committee concluded that the Company's compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
Employees of NOVAGOLD, including NEOs, and Directors are not permitted to purchase financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the employee or Director.  Additionally, the Company does not permit any employees or Directors to pledge Company securities to secure personal debts or loans.
Peer Group
On July 21, 2015, the Compensation Committee retained the Compensation Consultant to assist the Compensation Committee in determining appropriate levels for each of the three main components of total direct compensation for the Company's Directors and NEOs. The Compensation Consultant's work encompasses a review of the Company's executive compensation philosophies against a comparable peer group of mining companies using the publicly available filings of the peer companies.
A compensation peer group of mining companies has been developed using the following selection criteria:

●	Canadian and/or U.S. listed companies;
●	market capitalization and total assets similar to the Company;
●	gold, diversified metals and mining, or precious metals/minerals industry;
●	complexity of operation/business strategy relative to the Company; and
●	experienced, full-time executive team.

The Company considers the above selection criteria to be relevant because it results in a group of same industry companies of similar size and stage of development to the Company.
Based upon considerations of the selection criteria, stage of development and operating jurisdictions, the following peer group companies were selected:
Alacer Gold Corp.	Lake Shore Gold Corp.
Alamos Gold Inc.	MAG Silver Corp.
Centerra Gold Inc.	New Gold Inc.
Detour Gold Corp.	Pretium Resources Inc.
Guyana Goldfields Inc.	Silver Standard Resources Inc.
Hecla Mining Co.	Stillwater Mining Co.
IAMGOLD Corp.	Torex Gold Resources Inc.

(collectively, the "Peer Group").  Relative to the Peer Group, NOVAGOLD's market capitalization was at the 85th percentile, and its asset value was at the 19th percentile as of August 31, 2015, which was near the time the Peer Group was selected.
Statement of Executive Compensation
This Compensation Discussion and Analysis describes and explains the significant elements of the Company's executive compensation program which was implemented during the 2015 fiscal year to attract, retain and incentivize the Company's NEOs.
The Company's current NEOs are:
•	Mr. Gregory Lang, President and CEO ("CEO");
•	Mr. David Deisley, Executive Vice President ("EVP"), General Counsel and Corporate Secretary; and
•	Mr. David Ottewell, Vice President and CFO ("CFO").
Executive Compensation Philosophy
NOVAGOLD has a pay-for-performance philosophy and the compensation programs of the Company are designed to attract and retain executive officers with the talent and experience necessary for the success of the Company.  As directed by the Compensation Committee, the Company has a compensation philosophy to pay above the median of its Peer Group companies.  Factors which influence this policy include the large size and scale of the Company's precious and base metals deposits as compared to those of the other Peer Group companies and the acknowledgement that managing these resources requires an executive team with extensive experience and skills in advancing significant deposits into production.  Additionally, the Company is working with senior mining partners as it advances its two large-scale projects and needs to attract and retain executives with specialized skills, knowledge and experience which come from working for and with large mining companies to advance these substantial projects.  Such skills and knowledge include the areas of geology, engineering, logistical planning, preparation of feasibility studies, permitting, mine construction and operation, government and community affairs, marketing, financing and accounting.  The Peer Group companies were selected to reflect the fact that the Company's assets are in the development stage.
The Compensation Committee of the Board evaluates each officer position to establish skill requirements and levels of responsibility. The Compensation Committee, after referring to market information provided by its independent compensation consultant, Mercer, and after considering the CEO's recommendations for compensation of the Company's other officers, makes recommendations to the Board regarding compensation for the officers.  The Company regularly meets with its major Shareholders to discuss a variety of matters relevant to the Company. At the request of the Compensation Committee, the Company includes the issue of executive compensation in such discussions and provides feedback from the Shareholders to the Compensation Committee.

The Compensation Committee currently targets NEO compensation as follows:
•	Base Salary – 62.5th percentile of the Peer Group companies (as defined in the "Peer Group" section below);
•	Total Cash Compensation (base salary & annual incentive) – 62.5th percentile of the Peer Group companies; and
•	Total Direct Compensation (base salary, annual incentive & long-term incentive compensation) – 75th percentile of the Peer Group companies.
Executive Compensation Objectives and Elements
In establishing compensation objectives for the NEOs, the Compensation Committee seeks to accomplish the following goals:
•	Recruit and subsequently retain highly qualified executive officers by offering overall compensation that is competitive with that offered for comparable positions at Peer Group companies;
•	Incentivize executives to achieve important corporate and individual performance objectives and reward them when such objectives are met; and
•	Align the interests of executive officers with the long-term interests of Shareholders through participation in the Company's stock-based compensation plans.
During 2015, the Company's executive compensation package consisted of the following principal components: base salary, annual incentive cash bonus, various welfare plan benefits, 401(k) retirement account ("401(k)") employer matching funds for U.S. NEOs, and long-term incentives in the form of stock options and Performance Share Units ("PSUs").

The following table summarizes the different elements of the Company's total compensation package for all employees, including the NEOs:
Compensation Element	Objective	Key Feature	Compensation Element "At-Risk"
Base Salary	Provide a fixed level of cash compensation for performing day-to-day responsibilities.	Base salary bands were created and are reviewed annually based on the 62.5th percentile of the Peer Group market data for base salary. Actual increases are based on individual performance.	No
Annual Incentive Plan	Reward for short-term performance against corporate and individual goals.
Cash payments based on a formula. Each NEO has a target opportunity based on the 62.5th percentile of the Peer Group market data for total cash. Actual payout depends on performance against annual corporate and individual goals.
No
Stock Options	Align executives' interests with those of Shareholders, encourage retention and reward long-term Company performance.
Calculations for awards are based on targets for each NEO determined by targeting the 75th percentile of the Peer Group market data for total direct compensation. Stock option grants generally vest over two years and have a five-year life.
Yes
Performance Share Units ("PSUs")	Align executives' interests with those of Shareholders, encourage retention and reward long-term Company performance.
Calculations for grants are based on targets for each NEO determined by targeting the 75th percentile of the Peer Group market data for total direct compensation. PSU grants cliff vest (typically two years from the grant date) and actual payout, if any, depends upon performance against corporate goals as established in the grant.
Yes
Employee Share Purchase Plan	Encourage ownership in the Company through the regular purchase of Company shares from the open market.	Employees may contribute up to 5% of base salary and the Company matches 50% of the employee's contribution.	No

Compensation Element	Objective	Key Feature	Compensation Element "At-Risk"
Retirement Plans: 401(k) Plan (U.S. employees) RRSP (Canadian employees)	Provide retirement savings.
401(k) – Company matches 100% of the employee's contribution up to 5% of base salary, subject to applicable IRS limitations.
RRSP – Company matches 100% of the employee's contribution up to 5% of base salary, subject to applicable CRA limitations.
No
Welfare Plan Benefits	Provide security to employees and their dependents pertaining to health and welfare risks.	Coverage includes medical, dental and vision benefits, short- and long-term disability insurance, life and AD&D insurance and an employee assistance plan.	No

Annual Compensation Decision-Making Process
Each year, the executive team establishes goals for the upcoming year that include key priorities and initiatives. The CEO presents these goals to the Compensation Committee and Board for consideration and approval.
The Company's 2016 corporate goals and weightings include:
2016 Goal	Weight
Advance the Donlin Gold project toward a construction/production decision	50%
Safeguard the treasury and maintain financial and legal compliance requirements	10%
Share price performance for the year within 5% of peer group average	10%
Strong safety culture	10%
Advance Galore Creek project studies to enhance value, monetize if markets improve	10%
Maintain an effective stakeholder engagement program	5%
Retain and, if needed, attract high quality employees	5%

Achievement of the foregoing strategic goals is measured at fiscal year-end by assessing completion of underlying tactical goals.  Performance relative to the goals is reviewed at year-end and performance ratings are determined for the Company by the Board, and for each of the NEOs by the Compensation Committee. These Company and individual performance ratings are used in making decisions and calculations related to base salary increases, annual incentive payments, and grants of stock options and PSUs.
The Board can exercise discretion in determining the appropriate performance rating for the Company and for the executive officers based on their evaluation of performance against goals set at the beginning of the year. The size of any payment or award is dependent on the Company and the individual performance ratings as determined by the Compensation Committee and Board.  The ratings can range between 0% and 150%, with 100% being the target and 150% being the maximum.

The Compensation Committee makes a recommendation to the Board regarding the NEOs' base salary, annual incentive payments, and stock option and PSU grants.
Base salary increases, if granted, are effective January 1st of each year and annual incentive payments are usually made shortly after the end of the fiscal year, which concludes each year on November 30th.
The bar graph below illustrates the targeted pay mix for each of the positions held by the NEOs for fiscal year 2016, which remain unchanged from 2015:
The bar graph below illustrates the actual pay mix for each NEO for compensation earned in fiscal year 2015, although the annual incentive amounts were paid in fiscal year 2016 and the long-term incentive amounts were awarded in fiscal year 2016 in the form of stock option and PSU grants.

Compensation Elements
After compiling information based on salaries, bonuses and other types of cash and equity based compensation programs obtained from the public disclosure records of the Peer Group, the Compensation Consultant reported its findings to the Compensation Committee and made recommendations to the Compensation Committee regarding compensation targets for Directors and NEOs.
The Compensation Committee has set the following compensation targets for the Company's NEOs for the 2016 fiscal year, which were unchanged from fiscal year 2015:
•	CEO
o	Base Salary – 62.5th percentile of Peer Group
o	Annual Incentive Target – 100% of base salary
o	Long Term Incentive Target – 375% of base salary

•	EVP and CFO
o	Base Salary – 62.5th percentile of Peer Group
o	Annual Incentive Target – 80% of base salary
o	Long Term Incentive Target – 250% of base salary

In addition, our NEOs receive compensation in the form of Company-paid health and welfare benefits (medical, dental, vision, life, AD&D, short-term and long-term disability insurance) and a Company match on 401(k)  and Employee Stock Purchase Plan contributions, which benefits are offered on par to all employees.  Our NEOs are entitled to one paid executive physical per year, and Mr. Lang receives an auto allowance.  The foregoing items of NEO compensation are reflected in the Summary Compensation Table on page 45 of this Circular.

Base Salary
Salaries for officers are determined by evaluating the responsibilities inherent in the position held and each individual's experience and past performance, as well as by reference to the competitive marketplace for management talent at the Peer Group companies. The Compensation Committee refers to market information provided by the Compensation Consultant on an annual basis.  The Compensation Consultant matches the executives to those individuals performing similar functions at the Peer Group companies. For the 2015 fiscal year, the Company set the 62.5th percentile of this market data as a target to determine the salary bands for the NEOs.
As a result of the compensation review conducted in 2015, the Compensation Committee has recommended leaving the current salary bands unchanged for 2016.
As explained in the section "Executive Compensation Philosophy" above, the Company targets base salaries above the median of salaries paid by the Peer Group companies to assist in attracting and retaining the highly experienced people that the Company needs to be successful.
If a NEO is fully competent in their position, the NEO will be paid between 95% and 105% of the guidepost. Developing NEOs are generally paid between 80% and 94% of the guidepost and NEOs who are highly experienced and consistently perform above expectation can be paid between 106% and 120% of the guidepost.

NEO's Base Salary Compared to Salary Band Guideposts
NEO	2015 Base Salary Compared to Salary Band Guidepost	Reason
Gregory Lang	Above: 111% of guidepost
Mr. Lang's base salary is above the salary range guidepost for his role and level due to his past experience and current performance.  Specifically, Mr. Lang brings his previous experience as President & CEO of Barrick U.S. Gold, his mine engineering and operations experience, his good reputation in the industry, and his excellent relationships with the stakeholders in the Company's two primary assets.

David Deisley	Above: 115% of guidepost
Mr. Deisley's base salary is above the salary range guidepost for his role and level due to his experience and current performance.  Mr. Deisley has significant previous experience as Executive Vice President and General Counsel of Goldcorp, as in-house and General Counsel of Barrick U.S. Gold, and he has cultivated good relationships with the Alaskan stakeholders in the Company's Donlin Gold project.  Additionally, Mr. Deisley is regarded as a human rights expert relative to the impact of large natural resource projects on indigenous people.

David Ottewell	Below: 91% of guidepost
Mr. Ottewell's base salary is below the salary range guidepost for his role and level due to the fact that this is Mr. Ottewell's first position at the CFO level.  His current and past performance has been excellent, and his previous experience as the Vice President and Controller for Newmont Mining has prepared him for the additional responsibilities incumbent upon the Vice President and CFO position at the Company.

Base Salary Increases for 2016
The Board approved the following base salary increases effective as of January 1, 2016, as recommended by the Compensation Committee, based upon each NEO's performance, experience and 2015 base salary relative to the guidepost for that position:
NEO	Title	2015 Base Salary	2016 Base Salary	% Change
Gregory Lang	President & CEO	$716,100	$741,200	3.5%
David Deisley	EVP, General Counsel and Corporate Secretary	$450,900	$462,200	2.5%
David Ottewell	VP & CFO	$354,900	$367,300	3.5%

Annual Incentive Plan
At the end of each fiscal year, the Compensation Committee reviews individual and Company performance against the goals set by the Company and the NEOs for such fiscal year. The assessment of whether the Company's goals for the year have been met includes, but is not limited to, considering the quality and measured progress of the Company's development stage projects, protection of the Company's treasury, corporate alliances and similar achievements.

The formula for determining NEO annual incentive payments each year is as follows:
[(Corporate Performance Rating x 80%) + (Individual Performance Rating x 20%)] x (Target % x Base Salary) = Annual Incentive Payment
The corporate performance component is weighted more heavily than the individual performance component in the formula above for each of the NEOs due to the level of influence the NEOs are expected to have over corporate performance.
Annual Incentive Payment for 2015
Actual incentive awards for 2015 were based on performance relative to goals set at the beginning of fiscal year 2015. Performance is measured in two areas: corporate and individual.  Performance ratings for each area range from 0% to 150%, with 100% being the performance target and 150% being the maximum.
Discussions around corporate goals for the following year commence during a strategy session held in the fall of the preceding year. All NEOs, the other officers and some managers are involved in the strategy session. These corporate goals are approved by the Compensation Committee and Board.  Individual goals flow from the corporate goals to ensure that everyone's efforts are linked to the success of the Company.
The Company also focuses on setting goals around its core values which include safety, sustainability, accountability, communication, empowerment, integrity, respect and teamwork.
The following table describes the 2015 annual incentive payment calculation for NEOs paid in fiscal year 2016 based on performance in 2015:
NEO	Annual Incentive Target (as a % of annual base salary)	2015 Annual Incentive Payment	2015 Corporate		2015 Individual
			Weight	Performance Rating	Weight	Performance Rating
Gregory Lang	100%	$887,964	80%	120%	20%	140%
David Deisley	80%	$440,078	80%	120%	20%	130%
David Ottewell	80%	$346,382	80%	120%	20%	130%

The foregoing table shows the actual annual incentive payment made to each NEO for performance in 2015.  The table in the section titled "Grants of Plan-Based Awards" below displays the target and maximum annual incentive payouts available to each NEO for fiscal year 2015.

The 2015 corporate goals included:
2015 Goal	Weight	Achievement Rating (0% - 150%)
Advance the Donlin Gold project toward a construction/production decision	40%	130%
Advance Galore Creek project studies to enhance value, monetize if markets improve	20%	124%
Strong safety culture	10%	110%
Maintain a favorable image of the Company and its projects among Native entities and other stakeholders	10%	145%
Share price performance for the year within 5% of peer group average	10%	150%
Safeguard the treasury and maintain financial and legal compliance requirements	5%	138%
Retain and, if needed, attract high quality employees	5%	100%
Total Weighted Average:		129%

The Compensation Committee determined that these goals were successfully achieved and recommended a 2015 corporate performance rating of 120%.  In establishing the 2015 corporate performance rating of 120%, the Compensation Committee exercised some downward discretion on the 129% rating calculation to acknowledge the negative impact of depressed commodities on the mining industry in general.  The Compensation Committee also specifically considered the following results that were achieved during 2015.
Advancement of the Donlin Gold project and Stakeholder Relations
In 2015, permitting activities continued at Donlin Gold and were mainly focused on the preparation and completion of the draft Environmental Impact Statement ("EIS"). The EIS is required by the National Environmental Policy Act ("NEPA"), the act that governs the process by which most major projects in the United States are evaluated. The EIS is also, in large part, a determining factor in the overall permitting timeline which commenced in 2012 for Donlin Gold. This document is comprised of four main sections which:
•	Outline the purpose and the need for the proposed mine. The management of Donlin Gold LLC and its Native Corporation partners, Calista Corporation and The Kuskokwim Corporation ("TKC"), jointly contributed to the preparation of this section which highlights the need for the development of the proposed mine and the benefit it would bring to its stakeholders.
•	Identify and analyze a reasonable range of alternatives to the mine development proposed by Donlin Gold which comprise variations on certain mine site facility designs, as well as local transportation and power supply options.
•	Involve the preparation of an environmental analysis of the proposed action and reasonable alternatives (including a no action alternative), which identifies and characterizes the potential biological, social, and cultural impacts relative to the existing baseline conditions. This portion normally constitutes the most extensive part of the EIS.
•	Describe potential mitigation measures intended to reduce or eliminate the environmental impacts described in the impact analysis section.
In November 2015, the U.S. Army Corps of Engineers (the "Corps"), the lead agency for the Donlin Gold EIS, filed the draft EIS. Following the filing of the draft EIS, the Corps issued a schedule for public meetings on the draft EIS, to be held in the Yukon-Kuskokwim region and Anchorage in the first quarter of 2016. The Corps will accept written comments on the draft EIS until the close of the 5-month comment period at the end of April 2016. The Corps will review and respond to all comments on the draft EIS in a final Donlin Gold EIS, which the Corps' schedule anticipates will be published in 2017. This timeline provides ample opportunity for all the stakeholders to become informed and comment on the EIS. The Corps' time table for the Donlin Gold EIS process can be found on their website at www.donlingoldeis.com.

In addition to actively participating in the NEPA process, Donlin Gold continues to work simultaneously with other permitting agencies on major permit applications, including:
•	working with the state of Alaska to finalize an air quality permit application for submittal;
•	finalizing approaches to water management, treatment, and discharge to facilitate issuance of the water discharge and use permits;
•	coordinating and supporting the State, Federal, and native landowner reviews of the rights-of-way and lease applications for the gas pipeline;
•	working with the State Dam Safety program on engineering evaluation and authorization of the seven large dams proposed for the project, including the tailings storage facility dam; and
•	supporting the Corps in finalizing the determination of the impacts on wetland areas, functions, and values and proposing compensatory mitigation as required by the Clean Water Act section 404 permitting process.
An extensive list of additional federal and state government permits and approvals must be obtained before the Donlin Gold project can commence construction. Preparation of the applications for some of these permits and approvals requires additional, more detailed engineering that were not part of the Donlin Gold feasibility study. Completion of this engineering will require a significant investment of funds, time, and other resources by Donlin Gold and its contractors. Also, the Donlin Gold LLC board must approve a construction program and budget before construction of the Donlin Gold project can begin. The timing of the required engineering work and the Donlin Gold LLC board's approval of a construction program and budget, the receipt of all required governmental permits and approvals, the availability of financing, among other factors, will affect whether and when construction of the Donlin Gold project will begin. Among other reasons, project delays could occur as a result of public opposition, limitations in agency staff resources during regulatory review and permitting, or project changes made by Donlin Gold.
Donlin Gold remains actively engaged in sponsorship activities at the community level, supporting local youth in leadership endeavors, visiting communities in the Yukon-Kuskokwim region and executing on its workforce development strategy. Throughout 2015, Donlin Gold continued to promote safety, education and workforce development by supporting local and regional events, scholarships and programs. Donlin Gold led and participated in multiple community meetings throughout the region. Additionally, Donlin Gold sponsored the annual spring Clean Up Green Up event, a community-wide effort to reduce litter and promote reuse and recycling, in villages throughout the Yukon-Kuskokwim region.
Advancement of the Galore Creek project and Stakeholder Relations
In 2015, the Galore Creek Partnership continued to advance technical studies in project mine planning and design, and waste rock and water management, and perform environmental monitoring, community commitments and site care and maintenance. We expect this effort to further improve the value and marketability of the Galore Creek project, which we continue to be open to monetizing, in whole or in part, to strengthen our balance sheet and focus primarily on the permitting of Donlin Gold.
Information from field visits and mine planning were incorporated to continue to optimize integrated mining, waste and water management concepts. A draft long-term site management plan was developed for care and maintenance. Also during 2015, Galore Creek awarded a generalized study of tunneling practice for the access and material handling tunnel into the Galore Valley. Galore Creek remained active in the community in 2015, sponsoring local fundraising events and supporting Tahltan literacy camps in three villages in northern British Columbia.

Strong Safety Culture

There were zero incidents involving lost employee time at the Donlin Gold site, the Galore Creek site, or at the Company's two offices during fiscal year 2015.
Share Price Performance
NOVAGOLD's share price on the NYSE-MKT increased during fiscal year 2015 by 32.2%, handily outperforming the peer group average share price performance of -26.7% for the same period. The Company's 2015 peer group included the following companies:  Alacer Gold Corp., Alamos Gold Inc., Allied Nevada Gold Corp., Argonaut Gold Inc., Aurico Gold Inc., Centerra Gold Inc., Detour Gold Corp., Gabriel Resources Ltd., Hecla Mining Co., IAMGOLD Corp., Lake Shore Gold Corp., New Gold Inc., Pretium Resources Inc., Silver Standard Resources Inc., Stillwater Mining Co. and Taseko Mines Ltd.
Maintained Strong Financial Position
Cash and term deposits decreased by $38.6 million in 2015, $6.2 million less than originally planned and, excluding the $15.8 million repayment of the remaining convertible notes, was $3.2 million less than in the prior year. Cash and term deposits totaled $126.7 million at November 30, 2015.
NEO Individual Performance Ratings
In establishing the individual performance ratings, the Compensation Committee considered the following factors with respect to each of the NEOs.
Mr. Lang was given a fiscal year 2015 performance rating of 140% in recognition of his leadership skills and personal performance, as well as the significant contributions he made to the Company in 2015.  Specifically, his leadership led to the advancement of the permitting process at the Donlin Gold project including the Corps' issuance of the Notice of Availability of the Donlin Gold draft EIS, and continued the trend of streamlining Company processes resulting in cost savings to the Company.
Mr. Deisley was given a fiscal year 2015 performance rating of 130% for his leadership of the legal team and his significant contributions to the Company's community relations and permitting efforts.  Specifically, he is recognized for his efforts with respect to cost saving measures resulting from the favorable conclusion of various non-material litigation matters, his direct, significant involvement in the preparation of the Donlin Gold draft EIS and the general reduction in expenditures on outside legal fees. Mr. Deisley has also developed excellent relationships with the stakeholders as well as the state, provincial and federal entities involved in the Donlin Gold and the Galore Creek projects.
Mr. Ottewell was given a fiscal year 2015 performance rating of 130% in recognition of his leadership of the Company's finance, accounting and human resources functions.  Mr. Ottewell ensured that the Company maintained a healthy balance sheet while meeting all of its financial obligations, ending fiscal year 2015 under budget.
Stock-Based Incentive Plans (Long-Term Incentives)
Stock-based grants are generally awarded to officers at the commencement of their employment and periodically thereafter. Annual grants of stock options and/or PSUs are made based on a target percentage of base salary for each NEO. The purpose of granting stock options and/or PSUs is to assist the Company in compensating, attracting, retaining and motivating directors, officers, employees and consultants of the Company and to closely align the personal interests of such persons to those of the Shareholders. These equity vehicles were chosen because the Company believes that these vehicles best incentivize the team to focus their efforts on increasing Shareholder value over the long-term.
The Company targeted the 75th percentile of the total direct compensation data provided by the Compensation Consultant for the NEOs.  Based on the results of the 2015 compensation review, no changes are planned for the stock based compensation targets for 2016.  The Company uses two different plans for stock-based grants for its NEOs, the Stock Award Plan and the PSU Plan. The percentage of stock options versus PSUs granted is determined by the Compensation Committee for each grant.  The Company's Stock Award Plan was adopted on May 11, 2004, and the PSU Plan was adopted on May 26, 2009.  The Stock Award Plan is for the benefit of the officers, Directors, employees and consultants of the Company or any subsidiary company, and the PSU Plan is for the benefit of the officers, employees and consultants of the Company or any subsidiary company.  Stock options granted to the NEOs pursuant to the Stock Award Plan as of the date hereof each have a five-year life and vest over two years: 1/3 on the grant date, 1/3 on the first anniversary of the grant and 1/3 on the second anniversary of the grant date.  PSUs granted to the NEOs pursuant to the PSU Plan as at the date hereof generally have a two-year performance period between the grant date and the maturity date, when a vesting determination is made.

Stock-Based Grants for 2015
The Board of Directors approved the grant of a total of 2,551,400 stock options and 907,200 PSUs to Mr. Lang, Mr. Deisley and Mr. Ottewell effective December 1, 2015, in recognition of their performance during fiscal year 2015.  These grants represent awarding 50% of each NEO's long-term incentive ("LTI") award value in stock options and 50% in PSUs.  The value of each NEO's long-term incentive award is calculated as follows:
[(Individual Performance Rating % x LTI Target %) x Base Salary] = LTI $ Value
Half of the resulting LTI $ Value is then divided by the Black-Scholes value of the Company's Common Shares at fiscal year-end to arrive at a number of stock options to be granted.  Inputs used in the Black-Scholes valuation model include the Company's historical stock price to determine the stock's volatility, the expected life of the option, which is based on the average length of time similar option grants in the past have remained outstanding prior to exercise, and the vesting period of the grant. The remaining half of the LTI $ Value is divided by the closing price of the Company's Common Shares on the NYSE-MKT near fiscal year-end to determine the number of PSUs to be granted.
The PSUs granted to the NEOs listed below will mature on or about December 1, 2017.  The number of PSUs vesting for each NEO will be based on the Company's Common Share price performance relative to the share price performance of the Peer Group companies between the PSU grant date and December 1, 2017 (the "Performance Period").  The Compensation Committee has determined that applying other types of performance criteria to the PSUs based upon Company revenues or production targets is inappropriate at this time as the Company's assets are in the development stage.  The Company's share price performance will be percentile ranked against the share price performance of each of the Peer Group companies.  The percentile ranking of the Company's share price over the Performance Period relative to the share price performance of the Peer Group companies will determine the number of shares that will vest at the maturity date in accordance with the table below:
Company's Ranking Percentile	PSU Vesting %
100.0	150%
87.5	130%
75.0	115%
62.5	100%
50.0	85%
37.5	65%
25.0	50%
0 to 24.9	Payout Subject to Board Discretion

Stock options granted to the NEOs in fiscal year 2016 based on performance in fiscal year 2015 represented approximately 0.8% of the total Common Shares issued and outstanding as of November 30, 2015.  PSUs granted to the NEOs in fiscal year 2016 based on performance in fiscal year 2015 represented approximately 0.3% of the total Common Shares issued and outstanding as of November 30, 2015.  Stock options granted to all Company directors, employees and service providers in fiscal year 2016 based on performance in fiscal year 2015 represented approximately 1.4% of the total Common Shares issued and outstanding as of November 30, 2015.  PSUs granted to all Company employees and service providers in fiscal year 2016 based on performance in fiscal year 2015 represented approximately 0.4% of the total Common Shares issued and outstanding as of November 30, 2015.

The following table describes the long-term incentive awards to NEOs granted in fiscal 2016 based on performance in fiscal 2015:
NEO	Long-term Incentive arget (as a % of Base Pay) %	Stock Option Grant #	Stock Option Grant as % of Total Shares Outstanding(1) %	Stock Option Exercise Price C$	PSU Grant #	PSU Grant as % of Total Shares Outstanding(1) %
Gregory Lang	375	1,503,800	0.47	5.02	534,700	0.17
David Deisley	250	586,200	0.18	5.02	208,400	0.07
David Ottewell	250	461,400	0.15	5.02	164,100	0.05

(1)	As of November 30, 2015 the Company had a total of 317,909,613 Common Shares issued and outstanding.

Executive Share Ownership
In order to align the interests of the Company's senior executives with those of its Shareholders, the Company implemented share ownership guidelines for its senior executives in April 2009. Under the guidelines, a senior executive can satisfy the applicable share ownership requirement by holding Common Shares. Stock options and unvested PSUs do not count toward this requirement. Pursuant to the guidelines, senior executives must meet their share ownership requirements within five years of becoming a senior executive. There are no equity holding period requirements.
For the President and CEO, the share ownership requirement is that amount equal to the value of three times his annual base salary. In the case of the CFO and EVP, the share ownership requirement is that amount equal to the value of two times their annual base salary and, in the case of other executives, one time their annual base salary.

Fiscal Year End NEO Share Ownership
The following table outlines the aggregate value of the Common Shares held by each NEO currently employed by the Company as of November 30, 2015.
NEO	Eligible Share Holdings (Common Shares) #	Share Ownership Guidelines
		Requirement $		Proportion of Requirement Met (1) %
Gregory Lang	507,812	3 X base salary	1,800,000(2)	106
David Deisley	331,297	2 X base salary	850,000(3)	146
David Ottewell	203,431	2 X base salary	650,000(4)	117

(1)	Based on the closing Common Share price on the NYSE-MKT on November 30, 2015 of $3.74.
(2)	Based on Mr. Lang's annual salary effective January 9, 2012. Mr. Lang has until January 9, 2017 to meet the share ownership requirement equal to $1,800,000. Mr. Lang received subsequent annual salary increases effective January 1, 2013, January 1, 2014, January 1, 2015 and January 1, 2016 and has until January 1, 2018, January 1, 2019, January 1, 2020 and January 1, 2021 to meet the share ownership requirement associated with the salary increase amounts, respectively.
(3)	Based on Mr. Deisley's annual salary effective November 1, 2012. Mr. Deisley has until November 1, 2017 to meet the share ownership requirement equal to $850,000. Mr. Deisley received subsequent annual salary increases effective January 1, 2014, January 1, 2015 and January 1, 2016, and has until January 1, 2019, January 1, 2020 and January 1, 2021 to meet the share ownership requirement associated with the salary increase amounts, respectively.
(4)	Based on Mr. Ottewell's annual salary effective November 13, 2012. Mr. Ottewell has until November 13, 2017 to meet the share ownership requirement equal to $650,000. Mr. Ottewell received subsequent annual salary increases effective January 1, 2014, January 1, 2015 and January 1, 2016, and has until January 1, 2019, January 1, 2020 and January 1, 2021, to meet the share ownership requirement associated with the salary increase amounts, respectively.

March 2016 NEO Share Ownership
NOVAGOLD's NEOs continually acquire shares through their participation in the Company's ESPP program, and through the vesting of shares under the Company's PSU Plan.  The table below describes the aggregate value of the Common Shares held by each NEO currently employed by the Company as of March 14, 2016.
NEO	Eligible Share Holdings (Common Shares) #	Share Ownership Guidelines
		Requirement $		Proportion of Requirement Met (1) %
Gregory Lang	1,066,024	3 X base salary	$2,223,600(2)	240
David Deisley	565,847	2 X base salary	$924,400(3)	306
David Ottewell	376,433	2 X base salary	$734,600(4)	256

(1)	Based on the closing Common Share price on the NYSE-MKT on March 14, 2016 of $5.00.
(2)	Based on Mr. Lang's annual salary effective January 1, 2016.
(3)	Based on Mr. Deisley's annual salary effective January 1, 2016.
(4)	Based on Mr. Ottewell's annual salary effective January 1, 2016.
Retirement Plans
The purpose of the Company's retirement plans is to assist eligible employees with accumulating capital toward their retirement savings. The Company has an RRSP plan for Canadian employees, whereby employees are able to contribute a portion of their pay and receive a dollar for dollar Company match up to 5% of pay, subject to CRA limitations.  During 2013 and a portion of fiscal year 2014 the Company had a Simple IRA plan for U.S. employees whereby employees were able to contribute a portion of their pay and receive a dollar for dollar Company match up to 3% of their pay.  The Simple IRA plan was discontinued as of December 31, 2013.  Effective January 1, 2014, the Company opened a 401(k) retirement savings plan for U.S. employees whereby employees are able to contribute a portion of their pay and receive a dollar for dollar Company match up to 5% of their pay, subject to IRS limitations.

Benefits

The Company's benefit programs provide employees with health and welfare benefits. The programs consist of medical, dental, vision, life, disability and accidental death and dismemberment insurance, and an employee assistance plan. The only benefits that NEOs receive beyond those provided to other employees is eligibility for a paid annual executive physical, and Mr. Lang receives an auto allowance.
Advisory Vote on Executive Compensation
In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, the Company is asking you pursuant to this Circular to consider and, if deemed advisable, pass a non-binding resolution approving the compensation of the Company's NEOs as disclosed herein (the "Executive Compensation Resolution"). See the "Non-Binding Advisory Vote on Executive Compensation" section under Additional Matters to be Acted Upon on page 8 in this Circular. At the Company's annual meeting of shareholders held on May 14, 2015, approximately 90% of votes cast indicated approval of an advisory say-on-pay proposal with respect to the 2014 fiscal year compensation of the Company's NEOs.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Company's Compensation Discussion and Analysis included herein. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K for the year ended November 30, 2015 and the Company's Circular for the year ended November 30, 2015.
Submitted by the following members of the Compensation Committee of the Board of Directors:
Kalidas Madhavpeddi
Sharon Dowdall
Anthony Walsh

TABULAR DISCLOSURE OF EXECUTIVE COMPENSATION

Summary Compensation Table
The summary compensation table below sets out NEO compensation, including annual salary earned, incentive awards granted and all other compensation earned, during the fiscal years ended November 30, 2015, 2014 and 2013. Additional information on the components of the total compensation package, including a discussion of the proportion of each element to total compensation, is discussed above under "Compensation Discussion & Analysis".
Name and Principal Position	Fiscal Year	Salary $	Stock Awards(1) $	Option Awards(2) $	Non-Equity Incentive Plan Compensation(3) $	All Other Compensation(4) $	Total Compensation $
Gregory Lang, President and CEO	2015 2014 2013	714,363 693,563 668,750	1,955,386 2,225,803 1,198,897	1,602,084 2,043,437 1,119,494	887,964 862,110 864,000	47,462 66,536 74,930	5,207,257 5,891,449 3,926,071
David Deisley, Executive Vice President, General Counsel and Corporate Secretary	2015 2014 2013	449,804 436,688 425,000	820,863 934,306 599,449	672,485 857,736 525,823	440,078 434,248 435,200	24,247 37,192 168,129	2,407,476 2,700,170 2,153,601
David Ottewell, Vice President and CFO	2015 2014 2013	353,763 339,896 325,000	616,925 688,995 461,114	505,510 632,483 407,089	346,382 335,790 330,200	21,808 32,353 92,353	1,844,387 2,029,517 1,615,756
(1)	Amounts are based on the grant date fair value, calculated in accordance with FASB Accounting Standards Codification Topic 718, Compensation — Stock Compensation ("ASC 718"), utilizing the assumptions discussed in Note 15 to the Company's consolidated financial statements for the fiscal year ended November 30, 2015.
(2)	Amounts are based on the grant date fair value, calculated in accordance with ASC 718, utilizing the assumptions discussed in Note 15 to the Company's consolidated financial statements for the fiscal year ended November 30, 2015. Option-based awards granted during the years ended November 30, 2013, 2014 and 2015 include vested and unvested amounts.
(3)	Annual incentive payments for 2015 were made subsequent to fiscal year-end.
(4)	Amounts in fiscal year 2015 include:
•	For Mr. Lang, $12,321 in 401(k) Company matching contributions, $17,859 in ESPP Company matching contributions, $782 in Company-paid life insurance premiums, $15,000 for auto allowance and $1,500 for a Company-paid executive physical.
•	For Mr. Deisley, $12,220 in 401(k) Company matching contributions, $11,245 in ESPP Company matching contributions and $782 in Company-paid life insurance premiums.
•	For Mr. Ottewell, $12,182 in 401(k) Company matching contributions, $8,844 in ESPP Company matching contributions and $782 in Company-paid life insurance premiums.

Grants of Plan-Based Awards in Fiscal 2015
The following table provides information related to plan-based awards granted to our NEOs in fiscal year 2015.

Grants of Plan-Based Awards
NEO	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards: Number of Shares of Stock or Units #	All Other Option Awards: Number of Securities Underlying Options (3) #	Exercise or Base Price of Option Awards C$/Sh	Grant Date Fair Value of Stock and Option Awards (4) $
		Target $	Maximum $	Target #	Maximum #
Gregory Lang	01-Dec-2014			573,850	860,775	-	1,414,750	3.18	1,358,007
		716,100	1,074,150			-	-	-	-
David Deisley	01-Dec-2014			240,900	361,350	-	593,850	3.18	570,032
		360,720	541,080			-	-	-	-
David Ottewell	01-Dec-2014			181,050	271,575	-	446,400	3.18	428,495
		283,920	425,880			-	-	-	-

(1)	Annual Incentive Plan estimated payments based upon performance in fiscal year 2015.
(2)	Performance Share Unit Awards granted December 1, 2014 will be measured and, if appropriate, paid out in December 2016.
(3)	Grants under the Stock Award Plan.
(4)
Amounts are based upon the grant date fair value, calculated in accordance with ASC 718, utilizing the assumptions discussed in Note 15 to the Company's consolidated financial statements for the fiscal year ended November 30, 2015.

No stock option awards were re-priced during fiscal year 2015.

Outstanding Equity Awards at Fiscal Year-End
The following table sets out information concerning all option-based and share-based awards outstanding for each NEO as of November 30, 2015.

NEO	Option-Based Awards (1)					Share-Based Awards
	Grant Date	Number of Securities Underlying Unexercised Options #	Option Exercise Price C$	Option Expiration Date	Value of Unexercised in-the- money Options (2) $	Number of Shares or Units of Shares that have not Vested #	Market or Payout Value of Shares or Units of Shares that have not Vested (3) $
Gregory Lang	09-Jan-2012	500,000	10.12 (4)	06-Dec-2016	-
	08-Jun-2012	500,000	6.17	07-Jun-2017	-
	05-Dec-2012	660,000	4.38	04-Dec-2017	316,433
	07-Jan-2014	1,865,150	2.90	06-Jan-2019	2,961,221
	07-Jan-2014					754,000 (5)	2,834,629
	01-Dec-2014	1,414,750	3.18	30-Nov-2019	1,949,480
	01-Dec-2014					573,850 (6)	2,157,363
David Deisley	01-Nov-2012	500,000	4.60	03-Sep-2017	157,268
	05-Dec-2012	310,000	4.38	04-Dec-2017	148,581
	07-Jan-2014	782,900	2.90	06-Jan-2019	1,242,978
	07-Jan-2014					316,500 (5)	1,189,867
	01-Dec-2014	593,850	3.18	30-Nov-2019	818,306
	01-Dec-2014					240,900 (6)	905,653
David Ottewell	13-Nov-2012	300,000	4.99	09-Sep-2017	6,740
	05-Dec-2012	240,000	4.38	04-Dec-2017	115,030
	07-Jan-2014	577,300	2.90	06-Jan-2019	916,555
	07-Jan-2014					233,400 (5)	877,457
	01-Dec-2014	446,400	3.18	30-Nov-2019	615,125
	01-Dec-2014					181,050 (6)	680,649
(1)	All of the option-based awards listed in this table vest as follows: 1/3 on the Grant Date, 1/3 on the first anniversary of the Grant Date, and 1/3 on the second anniversary of the Grant Date.
(2)	Based on the price of the Company's Common Shares on the TSX as of November 30, 2015 of C$5.02 less the option exercise price. This amount was converted to USD using the November 30, 2015 exchange rate of CAD $1.00 to USD $0.7489 as quoted by The Bank of Canada.
(3)	Based on the price of the Company's Common Shares on the TSX as of November 30, 2015 of C$5.02. This amount was converted to USD using the November 30, 2015 exchange rate of CAD $1.00 to USD $0.7489 as quoted by The Bank of Canada. The Payout Value assumes that these PSUs are paid out at 100% of the grant amount.
(4)	The exercise prices of stock option awards granted prior to April 30, 2012 were adjusted due to the decrease in net assets resulting from the NovaCopper spin-out to 91.1% of the original exercise price.
(5)	The performance period for these PSUs is scheduled to end on December 1, 2015. The payout, if any, is scheduled to be made on or after December 1, 2015.
(6)	The performance period for these PSUs is scheduled to end on December 1, 2016. The payout, if any, is scheduled to be made on or after December 1, 2016.

Option Exercises and Stock Vested in Fiscal 2015
The following table provides information regarding stock that vested from PSU grants during fiscal 2015.  No stock options were exercised by the Company's NEOs during fiscal 2015.  Stock award value is calculated by multiplying the number of vested PSUs by the market value of the underlying shares on the vesting date.
NEO	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise #	Value Realized on Exercise C$	Number of Shares Acquired on Vesting (1) #	Value Realized on Vesting $
Gregory Lang	-	-	356,200	1,082,848
David Deisley	-	-	178,100	541,424
David Ottewell	-	-	137,000	416,480
(1)	PSU grants made on December 5, 2012 vested and were paid out on December 5, 2014 in common shares of the Company at 137% of the PSU grant amount, which shares are represented in this column.

Realized and Realizable Pay (Supplemental Table)
To facilitate the Shareholders' comparison of executive pay and performance, the Company is also disclosing the "realized" and "realizable" compensation over the last three fiscal years for our CEO and all other NEOs. Realized and realizable compensation differ from the amounts shown in the "Summary Compensation Table" required by the SEC, which appears on page 45, and provide additional representations of executive compensation, but are not a substitute for that table. Realized and realizable compensation includes the following elements of compensation found in the "Summary Compensation Table," however, the valuation methodology of certain of these elements differs, as noted below:
Compensation type	Realized	Realizable
Base Salary	• This value is equivalent to the aggregate value in the "Summary Compensation Table"
Bonus (Annual incentive plan)	• This value is equivalent to the aggregate value in the "Summary Compensation Table"
PSUs	• The value of such awards at vesting	• The value of such awards at vesting • For unvested awards, the value based on the price of the Company's Common Shares on the TSX as of November 30, 2015 of C$5.02 and assuming a multiplier of 1.0x
Option awards	• The value received upon exercise	• The value received upon exercise • For unexercised options, the value based on the price of the Company's Common Shares on the TSX as of November 30, 2015 of C$5.02 less the option exercise price

As shown in the charts below, realized compensation for our CEO and all other NEOs was lower than the aggregate reported compensation in the "Summary Compensation Table," primarily resulting from no exercises of option awards and from only two PSU grants vesting during the three fiscal years displayed. Realizable compensation was higher than the aggregate reported compensation in the "Summary Compensation Table" resulting from an increase in the value of PSUs and option awards. The PSU values increased during the period due to the positive performance of the Company's common shares in relation to its peers' share performance, increases in the price of the Company's common shares between the grant dates and the vesting dates for vested and issued PSUs, and for unvested PSUs, the period end share price. The option awards value also increased due to increases in the price of the Company's common shares between the grant dates and the period end share price.

CEO
Compensation
(2013 - 2015)
$16,000
$12,000
$8,000
$4,000
$0
$ thousands
$4,765
$5,380
$2,614
$2,077
$1,691
$2,614
$2,077
$5,227
$5,939
$2,614
$2,077
Summary Compensation Table
Realized Compensation
Realizable Compensation
Base Salary
Bonus
PSUs
Option Awards

Other NEOs
Compensation
(2013 - 2015)
$16,000
$12,000
$8,000
$4,000
$0
$ thousands
$3,601
$4,122
$2,322
$2,330
$1,458
$2,322
$2,330
$3,857
$4,492
$2,322
$2,330
Summary Compensation Table
Realized Compensation
Realizable Compensation
Base Salary
Bonus
PSUs
Option Awards

CEO Pay Ratio – 13.5:1
We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that enhance shareholder value.  We are committed to internal pay equity, and the Compensation Committee monitors the relationship between the pay of our executive officers and the pay of our non-executive employees.  The Compensation Committee reviewed a comparison of our CEO's annual total compensation in fiscal year 2015 to that of all other Company employees for the same period.  The calculation of annual total compensation of all employees was determined in the same manner as the "Total Compensation" shown for our CEO in the "Summary Compensation Table" on page 45 of this Circular.  Pay elements that were included in the annual total compensation for each employee are:

•	salary received in fiscal year 2015
•	annual incentive payment received for performance in fiscal year 2015
•	grant date fair value of stock option and PSU awards granted in fiscal year 2015
•	Company-paid 401(k) Plan or RRSP match made during fiscal year 2015
•	Company-paid ESPP match made during fiscal year 2015
•	Company-paid life insurance premiums during fiscal year 2015
•	Auto allowance paid in fiscal year 2015
•	Reimbursement for Company-paid executive physical during fiscal year 2015

Our calculation includes all employees as of November 30, 2015.  We applied a Canadian to U.S. dollar exchange rate to the compensation elements paid in Canadian currency.

We determined the compensation of our median employee by: (i) calculating the annual total compensation described above for each of our employees, (ii) ranking the annual total compensation of all employees except for the CEO from lowest to highest (a list of 12 employees), and (iii) since we have an even number of employees when not including the CEO, determining the average of the annual total compensation of the two employees ranked sixth and seventh on the list ("Median Employee").

The annual total compensation for fiscal year 2015 for our CEO was $5,207,257, and for the Median Employee was $386,962.  The resulting ratio of our CEO's pay to the pay of our Median Employee for fiscal year 2015 is 13.5 to 1.

Performance Graph
The following graph depicts the Company's cumulative total Shareholder returns over the five most recently completed fiscal years assuming a C$100 investment in Common Shares on November 30, 2010, compared to an equal investment in the S&P/TSX Composite Index (TSX ticker: ˄TSX) and in the S&P/TSX Global Gold Index (TSX ticker: ˄TTGD) on November 30, 2010.  The Company does not currently issue dividends. The Common Share performance as set out in the graph is not indicative of future price performance.

C$	2011	2012	2013	2014	2015
Value based on C$100 invested in the Company on November 30, 2010(1)	80	30	17	22	34
Value based on C$100 invested in S&P/TSX Composite Index on November 30, 2010	97	100	113	128	120
Value based on C$100 invested in the S&P/TSX Global Gold Index on November 30, 2010	102	76	40	36	32
(1)	Excludes the value of NovaCopper shares distributed to Shareholders in 2012.
Pension Benefits and Nonqualified Deferred Compensation
The Company has no pension and no plans that provide for nonqualified deferred compensation to its NEOs.
Executive Employment Agreements
The Company has entered into employment agreements with each of the Named Executive Officers regarding, among other matters, the duties, tasks and responsibilities of each. Pursuant to an employment contract with the Company effective January 9, 2012, Mr. Lang is employed by the Company as President and CEO. Pursuant to an employment contract with the Company effective November 1, 2012, Mr. Deisley is employed by the Company as Executive Vice-President, General Counsel and Corporate Secretary. Mr. Ottewell has entered into an employment agreement with NovaGold USA, Inc., a wholly-owned subsidiary of the Company, effective November 13, 2012, as its Vice-President and Chief Financial Officer, and has been appointed as Vice-President and Chief Financial Officer of the Company. References in this section to the "Company", as such references relate to Mr. Ottewell, are to NovaGold USA, Inc., except with respect to a change of control in which case such references are to a change of control of the Company. The employment agreements continue indefinitely, unless and until terminated.

Compensation
Mr. Lang's salary is reviewed at least annually by the Board. The Compensation Committee makes recommendations to the Board regarding appropriate salary adjustments. Mr. Deisley's and Mr. Ottewell's salaries are reviewed at least annually by the CEO. The CEO may make recommendations to the Board or the Compensation Committee of the Board regarding appropriate salary adjustments. The Company is obligated to provide the Named Executive Officers with group life, long-term disability, extended medical and dental insurance coverage in accordance with the policies and procedures of the Company in effect from time to time.
Termination
Just Cause
The Company may terminate a Named Executive Officer's employment at any time for just cause.
Without Just Cause
The Company may terminate a Named Executive Officer's employment at any time without just cause upon making a severance payment in an amount equal to the Named Executive Officer's annual salary at the time of termination plus the annual incentive earned in the previous fiscal year, multiplied by two.
The Company will also continue the Named Executive Officer's group health and dental insurance benefits, if any, for a maximum period of 12 months or until such time as he subsequently becomes covered by another group health plan or otherwise loses eligibility for Consolidated Omnibus Budget Reconciliation Act ("COBRA") coverage, whichever is earlier, in accordance with COBRA and unless prohibited or restricted by applicable law. The Company will reimburse the Named Executive Officer on a tax-free basis for such COBRA premium payments. If the Company is unable to continue such group health and dental insurance benefits, or to provide them to the Named Executive Officer on a tax-favored basis, the Company will instead pay to the Named Executive Officer an amount equal to the present value of the Company's cost of providing such benefits, such amount to be paid as soon as possible following the Executive's termination but in any case by March 15 of the year following the year of termination. In addition, the Company will also pay to the Named Executive Officer, as soon as practical following termination of employment but in any event no later than March 15 of the year following the year of termination, a lump sum payment equal to the Company's cost of providing group life and long-term disability insurance coverage to the Named Executive Officer for a period of 12 months.
Material Breach or Default
A Named Executive Officer may terminate his employment agreement upon a material breach or default of any term of the employment agreement by the Company; provided, in the case of Mr. Lang, that Mr. Lang must advise the Company in writing of such breach or default within 90 days of the date he has become aware (or reasonably should have become aware) of the breach or default, and such breach or default has not been cured by the Company within 30 days from the receipt of such written notice and, in the case of Mr. Deisley and Mr. Ottewell, that if such material breach or default is capable of being remedied by the Company, it has not been remedied within 30 days after written notice of the material breach or default has been delivered to the Company. If an employment agreement is terminated by the Named Executive Officer as a result of a material breach or default of any term of the employment agreement by the Company, the Named Executive Officer is entitled to receive the compensation to which the Named Executive Officer would be entitled if he were terminated without just cause.
Resignation
A Named Executive Officer may terminate his employment at any time upon providing three months' notice in writing to the Company.
Death or Disability
The Company may terminate a Named Executive Officer's employment at any time upon the Named Executive Officer's death or his becoming permanently disabled or disabled for a period exceeding 180 consecutive days or 180 non-consecutive days calculated on a cumulative basis over any two-year period during the term of the employment agreement. If the employment agreement is terminated due to the senior officer's death or disability, the Company will pay to the Named Executive Officer (or his estate) his then current salary accrued as of the date of termination and a lump sum equal to his then-current annual salary.

Change of Control
The employment agreements provide for certain payments upon a "double-trigger", which requires a "change of control", as defined below, and, within the 12 month period immediately following a change of control, either:
•	a material change (other than a change that is clearly and exclusively consistent with a promotion) in the Named Executive Officer's positions, duties, responsibilities, titles or offices with the Company in effect immediately prior to any change of control;
•	a material reduction in the Named Executive Officer's base salary in effect immediately prior to any change of control;
•	any material breach by the Company of any material provision of the employment agreement; or
•	any action or event that would constitute a constructive dismissal of the Named Executive Officer at common law.
If the Named Executive Officer advises the Company in writing of the condition set forth above within 90 days of the date the Named Executive Officer has become aware (or reasonably should have become aware) of the condition, and the Company has not cured the condition within 30 days from the receipt of written notice, the Named Executive Officer's employment will be deemed to have been terminated by the Company. The Company will, immediately upon such termination, and in all cases on or before March 15th of the year following the year in which such termination occurs, make a lump sum payment to the Named Executive Officer in an amount equal to the Named Executive Officer's annual salary at the time of termination plus the Named Executive Officer's annual incentive earned in the previous fiscal year, multiplied by two. The Named Executive Officer will also be entitled to the same benefits as if he were terminated without just cause.
For the purposes of the employment agreements, a "change of control" means any of the following:
•	at least 50% in fair-market value of all of the Company's assets are sold to a party or parties acting jointly or in concert (as determined pursuant to the Ontario Securities Act, as amended (the "OSA")) in one or more transactions occurring within a period of two years;
•	a direct or indirect acquisition of voting shares of the Company by a person or group of persons acting jointly or in concert that, when taken together with any voting shares owned directly or indirectly by such person or group of persons at the time of the acquisition, constitutes 40% or more of the Company's outstanding voting shares, provided that the direct or indirect acquisition of voting shares of the Company by Electrum, including all persons acting jointly or in concert with Electrum, shall not constitute a "change of control" unless the acquisition of such additional voting shares, when taken together with any voting shares or securities convertible into voting shares held directly or indirectly by Electrum at the time of acquisition, constitutes 50% or more of the Company's outstanding voting shares (all such convertible securities owned by Electrum will be deemed to be fully converted or exercised and the number of the Company's outstanding voting shares will be adjusted to reflect such conversion or exercise);
•	a majority of the nominees of the then-incumbent Board of Directors of the Company standing for election to the Company's Board of Directors are not elected at any annual or special meeting of the Company's Shareholders; or
•	the Company is merged, amalgamated, consolidated or reorganized into or with another body corporate or other legal person and, as a result of such business combination, more than 40% of the voting shares of such body corporate or legal person immediately after such transaction are beneficially held in the aggregate by a person or body corporate (or persons or bodies corporate acting jointly or in concert) and such person or body corporate (or persons or bodies corporate acting jointly or in concert) beneficially held less than 40% of the Company's voting shares immediately prior to such transaction.

Release
In order for a Named Executive Officer to receive the severance payment and the payments with respect to group health, dental, life and disability coverage in the event of termination without just cause or upon breach or default by the Company under an employment agreement, the severance payment upon the Named Executive Officer's death or disability or the severance payment and the payments upon a double-trigger event, the Named Executive Officer agrees to enter into separation agreement and release in a form agreeable to the Company, including a release of claims in the form provided by the Company, on or prior to the date of the expiration of any consideration period under applicable law.
Non-Solicitation
The Named Executive Officers are subject to non-solicitation provisions for a period of six months following termination of their employment for any reason.
Potential Payments Upon Termination or Change in Control
The following table describes the estimated potential payments and benefits under the Company's compensation and benefit plans and contractual agreements to which the Named Executive Officers would have been entitled if a termination of employment or change in control occurred on November 30, 2015. The actual amounts to be paid out can only be determined at the time of the Named Executive Officer's departure from the Company. The amounts reported in the table below do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the Named Executive Officers or include distributions of plan balances under our 401(k) plan or savings plans. The amounts reported assume payment of all previously earned and unpaid salary, vacation pay and short- and long-term incentive awards.

Named Executive Officer	Termination for "Just Cause" or Resignation $	Termination without "Just Cause" or Breach or Default by the Company $	Death or Disability $	Change of Control(1) $	Double- Trigger(2) $

Gregory Lang
Cash severance	-	3,208,128	716,100	-	3,208,128
Acceleration of equity awards(3)	-	-	-	10,219,089	-
Present value of group health and dental plan premiums(4)	-	27,849	-	-	27,849
Present value of group life and long-term disability premiums(5)	-	-	-	-	10,634
Total Termination Benefits	-	3,235,977	716,100	10,219,089	3,246,611
David Deisley
Cash severance	-	1,781,956	450,900	-	1,781,956
Acceleration of equity awards(3)	-	-	-	4,462,680	-
Present value of group health and dental plan premiums(4)	-	22,269	-	-	22,269
Present value of group life and long-term disability premiums(5)	-	-	-	-	8,067
Total Termination Benefits	-	1,804,225	450,900	4,462,680	1,812,292
David Ottewell
Cash severance	-	1,402,564	354,900	-	1,402,564
Acceleration of equity awards(3)	-	-	-	3,216,968	-
Present value of group health and dental plan premiums(4)	-	24,897	-	-	24,897
Present value of group life and long-term disability premiums(5)	-	-	-	-	7,333
Total Termination Benefits	-	1,427,461	354,900	3,216,968	1,434,794

(1)	Represents the value of all outstanding PSUs and stock options, the vesting of which will be fully accelerated upon the occurrence of a "change of control" under the Performance Share Unit Plan and the Stock Award Plan.
(2)	Represents payments upon the occurrence of a double-trigger event under the executive employment agreements. Excludes accelerated vesting of PSUs and stock options to which the Named Executive Officers may be entitled upon the occurrence of a "change of control" under the Performance Share Unit Plan and the Stock Award Plan, which are reported under "Change of Control."
(3)	Value based on the closing price of the Company's common shares on the TSX on November 30, 2015 of C$5.02. For stock options, the exercise price has been deducted. Amounts were converted from Canadian to US currency using the November 30, 2015 exchange rate of CAD $1.00 to USD $0.7489.
(4)	Represents reimbursement to the Named Executive Officer for premium payments for group health and dental insurance benefits, excluding gross-ups to cover taxes and including a 3% COBRA administration markup.
(5)	Represents a lump sum payment equal to the Company's cost of providing group life and long-term disability insurance coverage to the Named Executive Officer for a period of twelve months following termination.
NON-EXECUTIVE DIRECTOR COMPENSATION
The Company has targeted non-executive Director compensation above the median of the Peer Group for the following reasons:
•	the Company seeks to attract directors with experience working for larger companies than that of our Peer Group because of our large joint venture partners; and
•	the Company seeks to attract directors with experience working for larger companies than that of our Peer Group because of the scale and quality of the Company's assets under development in comparison to our Peer Group's assets.

Compensation targets for non-executive Directors are:
•	For annual retainers, chair fees and meeting fees – 62.5th percentile of the market
•	For total direct compensation including stock based awards – 75th percentile of the market
At the request of the Compensation Committee, a review of non-executive Directors' compensation was conducted in September 2015.  The Compensation Committee, after referring to market information provided by Mercer, determined to recommend adjustments to the Directors' fiscal year 2016 compensation program from that established by the Board for fiscal year 2015 to better align the package with the compensation targets relative to the Company's Peer Group.  Specifically, effective for fiscal year 2016, the Board approved the Compensation Committee's recommendations to: 1) increase the Board Chair annual fee to $130,000 from $50,000 to reach the 62.5th percentile of peer companies, 2) increase the Audit Chair annual fee to $17,000 from $16,000 to reach the 50th percentile of peer companies, and 3) increase the Compensation Committee Chair annual fee to $13,200 from $10,000 to reach the 50th percentile of peer companies.  The non-executive Directors' full compensation package is described below.
Market compensation data was sourced from compensation data disclosed in the proxy statements of other publicly traded companies.  As with the Company's NEOs, the data was collected from the proxy statements of the companies included in the Company's Peer Group.
The largest portion of compensation paid to the non-executive Directors is in DSUs and stock option awards, which aligns the long-term interests of the non-executive Directors with those of the Shareholders as the value of the DSUs and stock option awards is dependent upon the Company's share price performance.  Paying a larger portion of compensation to non-executive Directors in equity rather than cash also aligns the compensation program with the Company's strategy of preserving the Company's treasury.
The table below describes the full compensation structure approved for non-executive Directors beginning in fiscal 2016.

Activity	Compensation
Membership on Board – Annual Retainer(1)	$35,000	per annum
Chairman of the Board	$130,000	per annum
Preparation and attendance at Board and Committee meetings	$1,750	per meeting
Audit Committee Chair	$17,000	per annum
Compensation Committee Chair	$13,200	per annum
All Other Committee Chairs	$10,000	per annum

(1)  At least 50% of the annual retainers are paid to Directors in the form of DSUs.

Non-Executive Director Compensation Table
The summary compensation table below sets out the compensation provided to the Company's non-executive Directors during the fiscal year ended November 30, 2015.
Director	Fees Earned or Paid in Cash $	Stock Awards(1) $	Option Awards(2) $	All Other Compensation $		Total $
Sharon Dowdall	47,575	17,500	92,538	-		157,613
Marc Faber	27,825	17,500	92,538	-		137,863
Thomas Kaplan	53,250	35,000	92,538	-		180,788
Gillyeard Leathley	41,075	17,500	92,538	59,498	(3)	210,610
Igor Levental	54,325	17,500	92,538	-		164,363
Kalidas Madhavpeddi	55,075	17,500	92,538	-		165,113
Gerald McConnell	27,250	35,000	92,538	-		154,788
Clynton Nauman	36,575	17,500	92,538	-		146,613
Rick Van Nieuwenhuyse	27,825	17,500	92,538	-		137,863
Anthony Walsh	61,075	17,500	92,538	-		171,113

(1)	The 2015 share-based grants for Directors are DSUs that vest when the Directors retire from the Board of the Company. The Company grants DSUs quarterly in arrears. Accordingly, the "Stock Awards" column in the table above includes DSUs granted to Directors with respect to the fourth quarter of fiscal 2014 and the first three quarters of fiscal 2015. Amounts are based upon the grant date fair value, calculated in accordance with ASC 718, utilizing the assumptions discussed in Note 15 to the Company's consolidated financial statements for the fiscal year ended November 30, 2015. The number of DSUs granted and the fair value on each grant date calculated in accordance with ASC 718 are as follows:
	December 1, 2014		March 2, 2015		June 1, 2015		September 1, 2015
Non-Executive Director	Fair Value $	DSUs #	Fair Value $	DSUs #	Fair Value $	DSUs #	Fair Value $	DSUs #
Sharon Dowdall	4,375	1,487	4,375	1,187	4,375	1,080	4,375	1,221
Marc Faber	4,375	1,487	4,375	1,187	4,375	1,080	4,375	1,221
Thomas Kaplan	8,750	2,974	8,750	2,375	8,750	2,160	8,750	2,441
Gillyeard Leathley	4,375	1,487	4,375	1,187	4,375	1,080	4,375	1,221
Igor Levental	4,375	1,487	4,375	1,187	4,375	1,080	4,375	1,221
Kalidas Madhavpeddi	4,375	1,487	4,375	1,187	4,375	1,080	4,375	1,221
Gerald McConnell	8,750	2,974	8,750	2,375	8,750	2,160	8,750	2,441
Clynton Nauman	4,375	1,487	4,375	1,187	4,375	1,080	4,375	1,221
Rick Van Nieuwenhuyse	4,375	1,487	4,375	1,187	4,375	1,080	4,375	1,221
Anthony Walsh	4,375	1,487	4,375	1,187	4,375	1,080	4,375	1,221

(2)	The Company grants stock options to Directors annually. The stock option grants for Directors are 100% vested on the grant date. Amounts are based upon the grant date fair value, calculated in accordance with ASC 718, utilizing the assumptions discussed in Note 15 to the Company's consolidated financial statements for the fiscal year ended November 30, 2015. Each Director was granted a total of 96,400 stock options in a single grant during fiscal 2015, and the fair value of these stock options on the grant date, December 1, 2014, calculated in accordance with ASC 718, is reflected in this column.
(3)	Mr. Leathley and the Company entered into an agreement dated December 1, 2012 where Mr. Leathley receives C$75,000 per year in exchange for consulting with management on operation, engineering and business matters. This amount was converted to USD using the average exchange rate for fiscal year 2015 of CAD $1.00 to USD $0.7933 as quoted by The Bank of Canada.
DSU Plan
The DSU Plan has been established by the Company to promote the interests of the Company by attracting and retaining qualified persons to serve on the Board and to provide the Directors with an opportunity to receive a portion of their compensation for serving as a Director in the form of securities of the Company. This vehicle also aligns the interests of non-executive Directors with those of the Shareholders by tying Directors' compensation to long-term Shareholder value.
Under the DSU Plan, each non-executive Director can elect to receive between no less than 50% and up to a maximum of 100% of the Director's annual retainer in the form of DSUs. Directors are not eligible to receive the underlying Common Shares until they retire from service with the Company. This plan has been in effect since December 1, 2009.  More information about the DSU Plan can be found on page 66 below.
The number of DSUs granted is determined quarterly by dividing the quarterly retainer amount by the volume weighted adjusted share price for the last five days of such quarter.
The following table sets forth the 2015 DSUs earned by each non-executive Director for service in fiscal year 2015, and the aggregate value of such payments is based on the closing price of the Common Stock on November 30, 2015, which was C$5.02.  A total of 56,172 DSUs were paid to all non-executive Directors for service in fiscal year 2015, which number represents 0.017% of the Common Shares issued and outstanding as of November 30, 2015.
DSUs Earned in Fiscal 2015
	Q1		Q2		Q3		Q4		Total
Director	Value C$	# of DSUs	Value C$	# of DSUs	Value C$	# of DSUs	Value C$	# of DSUs	Value C$	# of DSUs
Sharon Dowdall	5,478	1,187	5,439	1,080	5,800	1,221	5,828	1,193	22,545	4,681
Marc Faber	5,478	1,187	5,439	1,080	5,800	1,221	5,828	1,193	22,545	4,681
Thomas Kaplan	10,955	2,375	10,878	2,160	11,600	2,441	11,655	2,386	45,088	9,362
Gillyeard Leathley	5,478	1,187	5,439	1,080	5,800	1,221	5,828	1,193	22,545	4,681
Igor Levental	5,478	1,187	5,439	1,080	5,800	1,221	5,828	1,193	22,545	4,681
Kalidas Madhavpeddi	5,478	1,187	5,439	1,080	5,800	1,221	5,828	1,193	22,545	4,681
Gerald McConnell	10,955	2,375	10,878	2,160	11,600	2,441	11,655	2,386	45,088	9,362
Clynton Nauman	5,478	1,187	5,439	1,080	5,800	1,221	5,828	1,193	22,545	4,681
Rick Van Nieuwenhuyse	5,478	1,187	5,439	1,080	5,800	1,221	5,828	1,193	22,545	4,681
Anthony Walsh	5,478	1,187	5,439	1,080	5,800	1,221	5,828	1,193	22,545	4,681

This supplemental table has been included to provide shareholders with additional compensation information for the prior year. The Company believes this supplemental table better enables shareholders to understand non-executive Director compensation in light of the Company's practice of granting DSUs quarterly in arrears. However, this supplemental information is not intended to be a substitute for the information provided in the Non-Executive Director Compensation Table, which has been prepared in accordance with the SEC's disclosure rules.

The information contained in this supplemental table differs substantially from the compensation information contained in the Non-Executive Director Compensation Table because the stock awards column in the Non-Executive Director Compensation Table reports awards actually granted in fiscal 2015, as opposed to equity awards granted in respect of that specific performance year. In addition, the value of DSUs earned by the non-executive Directors in this supplemental table is not based on the grant date fair value but rather the closing price of the Common Stock as of fiscal year-end.
Directors' Share Ownership
The Board established a policy in April 2009 requiring each Director to maintain a minimum holding of Common Shares and/or DSUs equal to C$50,000.  Directors must meet these share ownership requirements by April 2014 or, if they became a Director subsequent to April 2009, within five years of becoming a Director. There are no equity holding period requirements.  Upon meeting the share ownership requirement, a Director is deemed to have met the share ownership requirement going forward, regardless of changes in the price of a Common Share, so long as: (i) the Director's share ownership does not drop below the number of shares held at the time they first met the share ownership requirement, and (ii) the applicable share ownership requirement remains the same.  Directors are not permitted to purchase financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the Director.  Directors are also not permitted to pledge Company securities to secure personal debts or loans.
The following table outlines the aggregate value of the Common Shares and/or DSUs held by each non-executive Director on November 30, 2015.
Director	Eligible Holdings(1) #	Share Ownership Guidelines
		Requirement C$	Proportion of Requirement Met(2)
Sharon Dowdall	16,578	50,000	166%
Marc Faber	19,916	50,000	200%
Thomas Kaplan	35,559	50,000	357%
Gillyeard Leathley	95,076	50,000	955%
Igor Levental	30,699	50,000	308%
Kalidas Madhavpeddi	42,263	50,000	424%
Gerald McConnell	75,448	50,000	758%
Clynton Nauman	150,872	50,000	1515%
Rick Van Nieuwenhuyse	717,133	50,000	7200%
Anthony Walsh	16,578	50,000	166%

(1)	Common Shares and/or DSUs.

(2)	Based on the Company's closing Common Share price on the TSX as of November 30, 2015 of C$5.02.

Incentive Plan Awards
Outstanding Option-Based and Share-Based Awards
The following table sets information concerning all option-based and share-based awards outstanding for each non-executive Director as of November 30, 2015 including awards granted before the most recently completed fiscal year.

	Option-Based Awards					Share-Based Awards
Director	Grant Date	Number of Securities Underlying Unexercised Options #	Option Exercise Price C$	Option Expiration Date	Value of Unexercised in-the- money Options(1) C$	Number of Shares or Units of Shares that have not Vested #	Market or Payout Value of Shares or Units of Shares that have not Vested(2) C$	Market or Payout Value of Vested Share-Based Awards not Paid Out or Distributed C$
Sharon Dowdall	16-Apr-2012	100,000	6.33	15-Apr-2017	-
	05-Dec-2012	130,050	4.38	04-Dec-2017	83,232
	07-Jan-2014	159,050	2.90	06-Jan-2019	337,186
	01-Dec-2014	96,400	3.18	30-Nov-2019	177,376
						16,578	83,222	-
Marc Faber	03-Dec-2010	40,000	13.24	02-Dec-2015	-
	07-Dec-2011	75,750	10.12	06-Dec-2016	-
	05-Dec-2012	130,050	4.38	04-Dec-2017	83,232
	07-Jan-2014	159,050	2.90	06-Jan-2019	337,186
	01-Dec-2014	96,400	3.18	30-Nov-2019	177,376
						19,916	99,978	-
Thomas Kaplan	07-Dec-2011	100,000	10.12	06-Dec-2016	-
	07-Dec-2011	75,750	10.12	06-Dec-2016	-
	05-Dec-2012	130,050	4.38	04-Dec-2017	83,232
	07-Jan-2014	159,050	2.90	06-Jan-2019	337,186
	01-Dec-2014	96,400	3.18	30-Nov-2019	177,376
						35,559	178,506	-
Gillyeard Leathley	07-Dec-2011	256,300	10.12	06-Dec-2016	-
						21,938	110,129	-
Igor Levental	03-Dec-2010	40,000	13.24	02-Dec-2015	-
	07-Dec-2011	75,750	10.12	06-Dec-2016	-
	05-Dec-2012	130,050	4.38	04-Dec-2017	83,232
	07-Jan-2014	159,050	2.90	06-Jan-2019	337,186
	01-Dec-2014	96,400	3.18	30-Nov-2019	177,376
						29,699	149,089	-
Kalidas Madhavpeddi	31-May-2007	100,000	14.82	30-May-2017	-
	03-Dec-2010	40,000	13.24	02-Dec-2015	-
	07-Dec-2011	75,750	10.12	06-Dec-2016	-
	05-Dec-2012	130,050	4.38	04-Dec-2017	83,232
	07-Jan-2014	159,050	2.90	06-Jan-2019	337,186
	01-Dec-2014	96,400	3.18	30-Nov-2019	177,376
						21,427	107,564	-
Gerald McConnell	10-Mar-2006	75,000	12.81	09-Mar-2016	-
	03-Dec-2010	40,000	13.24	02-Dec-2015	-
	07-Dec-2011	75,750	10.12	06-Dec-2016	-
	05-Dec-2012	130,050	4.38	04-Dec-2017	83,232
	07-Jan-2014	159,050	2.90	06-Jan-2019	337,186
	01-Dec-2014	96,400	3.18	30-Nov-2019	177,376
						40,684	204,234	-
Clynton Nauman	10-Mar-2006	75,000	12.81	09-Mar-2016	-
	03-Dec-2010	40,000	13.24	02-Dec-2015	-
	07-Dec-2011	75,750	10.12	06-Dec-2016	-
	05-Dec-2012	130,050	4.38	04-Dec-2017	83,232
	07-Jan-2014	159,050	2.90	06-Jan-2019	337,186
	01-Dec-2014	96,400	3.18	30-Nov-2019	177,376
						21,427	107,564	-

	Option-Based Awards					Share-Based Awards
Director	Grant Date	Number of Securities Underlying Unexercised Options #	Option Exercise Price C$	Option Expiration Date	Value of Unexercised in-the- money Options(1) C$	Number of Shares or Units of Shares that have not Vested #	Market or Payout Value of Shares or Units of Shares that have not Vested(2) C$	Market or Payout Value of Vested Share-Based Awards not Paid Out or Distributed C$
Rick Van Nieuwenhuyse	10-Mar-2006	200,000	12.81	09-Mar-2016	-
	03-Dec-2010	332,300	13.24	02-Dec-2015	-
	07-Dec-2011	75,750	10.12	06-Dec-2016	-
	05-Dec-2012	130,050	4.38	04-Dec-2017	83,232
	07-Jan-2014	159,050	2.90	06-Jan-2019	337,186
	01-Dec-2014	96,400	3.18	30-Nov-2019	177,376
						16,578	83,222	-
Anthony Walsh	02-Apr-2012	100,000	6.52	01-Apr-2017	-
	05-Dec-2012	130,050	4.38	04-Dec-2017	83,232
	07-Jan-2014	159,050	2.90	06-Jan-2019	337,186
	01-Dec-2014	96,400	3.18	30-Nov-2019	177,376
						16,578	83,222	-

(1) Based on the price of the Company's Common Shares on the TSX as of November 30, 2015 of C$5.02 less the option exercise price.
(2) Based on the price of the Company's Common Shares on the TSX as of November 30, 2015 of C$5.02.
Value Vested or Earned During the Year
An award of 96,400 stock options was granted to each of the ten non-executive Directors during the fiscal year ended November 30, 2015.  These stock options were fully vested on the grant date.  No share-based awards vested during the fiscal year ended November 30, 2015.  The total number of non-executive Director awards that vested during the fiscal year ending November 30, 2015 was 964,000, which represented 0.30% of the Company's issued and outstanding Common Stock as of that date.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The Company has adopted the Stock Award Plan, the PSU Plan and the DSU Plan.  The Company last asked for, and received, Shareholder approval of these plans at the Annual General and Special Meeting of Shareholders held on June 5, 2014.  The intent of these equity plans is to allow the Company to provide a flexible mix of compensation components to attract, retain, and motivate the performance of the plan participants in alignment with the success of the Company and its Shareholders, to encourage share ownership by executive officers and Directors, and to preserve cash where possible. The Company feels that DSUs align Directors' interests to those of the Shareholders more effectively than other equity programs. These equity plans assist to further align the interests of executive officers and Directors with the long-term interests of Shareholders.
Equity Compensation Plan Information
The Company currently grants equity under the Stock Award Plan, the PSU Plan, and the DSU Plan to attract and retain Directors, officers, employees, or service providers to the Company and motivate them to advance the Company's interests by affording them the opportunity to acquire an equity interest in the Company through options and performance-based share awards.
The following table sets out information concerning the number and price of securities to be issued under equity compensation plans to employees and others.  All of the compensation plans referenced below have been approved by Shareholders.  The Company does not have any equity compensation plans which have not been approved by Shareholders.

Equity Compensation Plan Information as of November 30, 2015

Plan Category	Number of securities to be issued upon exercise of options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Stock Award Plan	17,849,800	C$4.81	13,941,161 (2)
PSU	3,181,750 (1)	n/a	6,355,538 (3)
DSU	240,388	n/a	2,938,708 (4)
Equity compensation plans not approved by security holders	-	-	-
Total	21,271,938		23,235,408

(1)	Assumes vesting at 100% of PSU grant. PSUs can vest anywhere from 0% to 150% of the PSU grant amount depending upon performance against established performance criteria.
(2)	The number of options available for future issuances is a number equal to ten percent of the issued and outstanding Common Shares from time to time, less the number of outstanding options.
(3)	The number of PSUs available for future issuances is a number equal to three percent of the issued and outstanding Common Shares from time to time, less the number of outstanding PSUs.
(4)	The number of DSUs available for future issuances is a number equal to one percent of the issued and outstanding Common Shares from time to time, less the number of outstanding DSUs.
Equity Compensation Plan Information as of March 14, 2016

Plan Category	Number of securities to be issued upon exercise of options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Stock Award Plan	11,921,567	C$4.52	20,047,218 (2)
PSU	2,619,150 (1)	n/a	6,971,486 (3)
DSU	265,528	n/a	2,931,350 (4)
Equity compensation plans not approved by security holders	-	-	-
Total	14,806,245		29,950,054

(1)	Assumes vesting at 100% of PSU grant. PSUs can vest anywhere from 0% to 150% of the PSU grant amount depending upon performance against established performance criteria.
(2)	The number of options available for future issuances is a number equal to ten percent of the issued and outstanding Common Shares from time to time, less the number of outstanding options.
(3)	The number of PSUs available for future issuances is a number equal to three percent of the issued and outstanding Common Shares from time to time, less the number of outstanding PSUs.
(4)	The number of DSUs available for future issuances is a number equal to one percent of the issued and outstanding Common Shares from time to time, less the number of outstanding DSUs.

Shares for Issuance from Plans Approved by Shareholders	Stock Award Plan	PSU	DSU
Maximum number of Common Shares authorized for issuance to any one insider or such insider's associate under each plan within a one-year period	10% of the total Common Shares outstanding
Maximum number of Common Shares reserved for issuance to any one person under each plan	5% of the total Common Shares outstanding	9,500,000	No Limit
Maximum number of Common Shares authorized for issuance to insiders, at any time, under all share compensation arrangements of the Company	10% of the total Common Shares outstanding

General Information – Stock Based Incentive Plans
Stock Award Plan
Summary of Award Types
Under the Stock Award Plan, stock options ("options"), stock appreciation rights ("SARs") and tandem SARs ("Tandem SARs") may be granted to participants at any time as determined by the Board.  The participant's Award agreement shall list the term of the Award, as determined by the Board, as well as the period during which the Award may be exercised.  The term of a Tandem SAR may not exceed the term of the option portion of the Award, which may not exceed five years, and a free-standing SAR's term may not exceed five years, provided however, that if at any time the expiry of the term of an Award should be determined to occur either during a period in which the trading of Common Shares by the holder of the Award is restricted under the insider trading policy or other policy of the Company or within ten business days following such a period, such expiry date will be deemed to be the date that is the tenth business day following the date of expiry of such restriction.  All Awards must be granted with an exercise price no less than "fair market value" of the Common Shares on the date of grant.  Unless determined otherwise by the Board, fair market value is generally defined under the Stock Award Plan as the last recorded sale price of the Common Shares on the TSX for the preceding trading date.  All options granted under the Stock Award Plan are nonqualified stock options for purposes of the Code.
A SAR may be granted in tandem with an option granted under the Stock Award Plan or on a free-standing basis, and may be exercised upon such terms and conditions as the Board, in its sole discretion, determines.  Upon exercise of a SAR, the participant shall be entitled to receive payment from the Company in an amount equal to the excess of the fair market value of a Common Share on the date of exercise over the price at which the SAR was originally granted (which shall not be less than the fair market value of a Common Share on the date of the SAR grant). All payments shall be made in Common Shares, the number of which shall be calculated by dividing the payment amount by the fair market value of the Common Shares on the exercise date.
Tandem SARs give the awardee the right to surrender to the Company all or a portion of the related option and to receive a distribution of Common Shares in an amount equal to the excess of the fair market value of a specified number of shares as of the date the SAR is exercised over the exercise price of the related option. To the extent a Tandem SAR is exercised, the related option will terminate at the time of such exercise. The effect of the exercise of a SAR or Tandem SAR would be a reduction in the total number of shares issued by the Company to a participant versus the exercise of an equivalent stock option.
The total number of Common Shares that may be issued to an individual participant under the Stock Award Plan upon the exercise of Awards granted thereunder shall not exceed, in the aggregate, 5% of the Company's total number of issued and outstanding Common Shares at the date of grant of such Award.  In addition, no individual participant may be granted any Award or Awards for more than ten million Common Shares in any calendar year.   The maximum number of shares issuable to insiders pursuant to the Stock Award Plan, together with any shares issued pursuant to any other share compensation arrangement, at any time shall not exceed (i) 10% of the total number of issued and outstanding Common Shares and (ii) 10% of the total number of issued and outstanding Common Shares within any one-year period.

Administration
The Stock Award Plan is administered by the Compensation Committee appointed by the Board. Subject to the terms of the Stock Award Plan, the Compensation Committee may determine, among other things, the persons to whom Awards may be granted, the number of Awards to be granted to any participant, and the exercise price and the schedule and dates for vesting of Awards granted.  The Compensation Committee may, but is not required to, impose a vesting schedule on any Award made under the Stock Award Plan.
If a participant ceases to be engaged by the Company for any reason other than death, they will have the right to exercise any vested Award not exercised prior to such termination within the lesser of six months from the date of the termination, unless otherwise extended by the Board, in its absolute discretion, or the expiry date of the Award; provided that if the termination is for just cause the right to exercise the vested Award shall terminate on the date of termination unless otherwise determined by the Board. The unvested portion of all Awards shall terminate on the date of termination.
Amendments
The Board shall have the power to, at any time and from time to time, either prospectively or retrospectively, and without Shareholder approval, amend, suspend or terminate the Stock Award Plan or any Award granted under the Stock Award Plan, including, without limiting the generality of the foregoing, changes of a clerical or grammatical nature and changes regarding the vesting of Awards; provided, however, that:
(a)	such amendment, suspension or termination is in accordance with applicable laws and the rules of any stock exchange on which the Common Shares are listed;
(b)	no such amendment, suspension or termination shall be made at any time to the extent such action would materially adversely affect the existing rights of a participant with respect to any then outstanding Award, as determined by the Board acting in good faith, without his or her consent in writing; and
(c)	the Board shall obtain Shareholder approval of the following:
(i)	any amendment to the maximum number of Common Shares issuable pursuant to the Stock Award Plan, other than as contemplated by the Stock Award Plan;
(ii)	any amendment that would reduce the award price of an outstanding Award other than as contemplated by the Stock Award Plan; and
(iii)	any amendment that would extend the term of any Award granted under the Stock Award Plan beyond the expiry date.
In the event of, among other things, a take-over bid affecting the Company, the Board of the Company will notify each awardee under the Stock Award Plan of the full particulars of the offer whereupon all Awards will become vested and may be exercised.
Transferability
No Awards granted under the Stock Award Plan shall be transferable or assignable other than by will or by the laws of succession.  However, if permitted by all applicable laws and the TSX rules, a participant may assign any Award to a trust or a similar legal entity.
Change of Control
In the event of a change of control, all Common Shares subject to each outstanding Award will become vested, whereupon such Award may be exercised in whole or in part by the holder.
For purposes of the Stock Award Plan and Performance Share Unit Plan, a "change of control" means the acquisition by any person or by any person and a "joint actor," as defined in the Stock Award Plan, whether directly or indirectly, of voting securities, as defined in the Securities Act (British Columbia) of the Company, which, when added to all other voting securities of the Company at the time held by such person or by such person and a joint actor, totals for the first time not less than 50% of the outstanding voting securities of the Company or the votes attached to those securities are sufficient, if exercised, to elect a majority of the Board.

Performance Share Unit Plan
Vesting
The PSUs vest upon the expiry of a time-based vesting period.  The duration of the vesting period applicable to a specific PSU grant shall be determined at the time of the grant by the Committee. In addition, the Committee may establish other terms or conditions with respect to the vesting of PSUs, including without limitation, provisions which make the vesting of PSUs conditional upon (i) the achievement of corporate or personal objectives, including the attainment of milestones relating to financial, operational, strategic or other objectives of the Company, (ii) the market price of the Company's Common Shares from time to time and/or the return to Shareholders, and/or (iii) any other performance criteria relating to the participant or the Company.  Any such conditions shall be set out in a grant agreement, may relate to all or any portion of the PSUs in a grant, and may be graduated such that different percentages of the PSUs in a grant will vest depending on the extent of satisfaction of one or more such conditions.  The Board may, in its discretion and having regard to the best interests of the Company, subsequent to the grant date of a PSU, waive any such terms or conditions or determine that they have been satisfied.
Once the PSUs in a grant vest, the participant is entitled to receive the equivalent number of Common Shares or cash equal to the Market Value (as defined below) of the equivalent number of Common Shares. The vested PSUs may be settled through the issuance of Common Shares from treasury (subject to the Shareholder approval being sought at this Meeting), by the delivery of Common Shares purchased in the open market, in cash or in any combination of the foregoing (at the discretion of the Company). If settled in cash, the award amount shall be equal to the number of Common Shares in respect of which the participant is entitled multiplied by the Market Value of a Common Share on the payout date. Market Value per share as at any date is defined in the PSU Plan (if the Common Shares are listed and posted for trading on the TSX) as the arithmetic average of the closing price of the Common Shares traded on the TSX for the five (5) trading days on which a board lot was traded immediately preceding such date.  The PSUs may be settled on the payout date, which shall be the second anniversary of the date of the grant or such other date as the Committee may determine at the time of the grant, which in any event shall be no later than the expiry date for such PSUs. The expiry date of PSUs will be determined by the Committee at the time of grant.  All unvested, expired or previously settled PSUs are available for future grants.
Cessation of Entitlement
Unless otherwise determined by the Company in accordance with the PSU Plan, PSUs which have not vested on a participant's termination date shall terminate and be forfeited. If a participant who is an employee ceases to be an employee as a result of termination of employment without cause, at the Company's discretion (unless otherwise provided in the applicable grant agreement), all or a portion of such participant's PSUs may be permitted to continue to vest, in accordance with their terms, during any statutory or common law severance period or any period of reasonable notice required by law or as otherwise may be determined by the Company in its sole discretion. All forfeited PSUs are available for future grants.
Transferability
PSUs are not assignable or transferable by a participant other than by operation of law, except, if and on such terms as the Company may permit, to a spouse or minor children or grandchildren or a personal holding company or family trust controlled by the participant, the sole shareholders or beneficiaries of which, as the case may be, are any combination of the participant, the participant's spouse, minor children or minor grandchildren, and after the participant's lifetime shall inure to the benefit of and be binding upon the participant's designated beneficiary, on such terms and conditions as are appropriate for such transfers to be included  in the class of transferees who may rely on a Form S-8 registration statement under the U.S. Securities Act of 1933, as amended, to sell Common Shares received pursuant to the PSUs.

Amendments to the PSU Plan
The PSU Plan provides that the Company may, without notice, at any time and from time to time, and without Shareholder approval, amend the PSU Plan or any provisions thereof in such manner as the Company, in its sole discretion, determines appropriate:
(a)	for the purposes of making formal minor or technical modifications to any of the provisions of the PSU Plan;
(b)	to correct any ambiguity, defective provision, error or omission in the provisions of the PSU Plan;
(c)	to change the vesting provisions of PSUs to reflect revised performance metrics or to accelerate vesting in the event that performance criteria is achieved earlier than expected;
(d)	to change the termination provisions of PSUs or the PSU Plan which does not entail an extension beyond the original expiry date of the PSUs; or
(e)	the amendments contemplated by Section 15.1(f) of the PSU Plan;
provided, however, that:
(1)	no such amendment of the PSU Plan may be made without the consent of each affected participant if such amendment would adversely affect the rights of such affected participant(s) under the PSU Plan; and
(2)	Shareholder approval shall be obtained in accordance with the requirements of the TSX for any amendment that results in:
(i)	an increase in the maximum number of Common Shares issuable pursuant to the PSU Plan other than as already contemplated in the PSU Plan;
(ii)	an extension of the expiry date for PSUs granted to insiders under the PSU Plan;
(iii)	granting of other types of compensation through Common Share issuance;
(iv)	expansion of the rights of a participant to assign PSUs beyond what is currently permitted in the PSU Plan;
(v)	the addition of new categories of participants, other than as already contemplated in the PSU Plan;
(vi)	changes in eligible participants that may permit the introduction or reintroduction of non-employee directors on a discretionary basis; or
(vii)	an amendment of the Board's authority to amend provisions of the PSU Plan.
Change of Control
All outstanding PSUs will become vested on any change of control and the payout date in connection with such vested PSUs will be accelerated to the date of such change of control. "Change of control" has the same meaning under the Performance Share Unit Plan as under the Stock Award Plan.
Deferred Share Unit Plan
Administration of Plan
The DSU Plan provides that non-executive Directors (each, a "Participant") will receive 50%, and may elect to receive up to 100%, of their annual compensation amount (the "Annual Base Compensation") in DSUs.  The cash portion of Annual Base Compensation shall be paid to the Participant quarterly.  A DSU is a unit credited to a Participant by way of a bookkeeping entry in the books of the Company, the value of which is equivalent to the value of one Common Share.  All DSUs paid with respect to Annual Base Compensation will be credited quarterly to the Participant by means of an entry in a notional account in their favor on the books of the Company (a "DSU Account") when such Annual Base Compensation is payable.  The Participant's DSU Account will be credited on a quarterly basis with the number of DSUs, calculated to the nearest thousandth of a DSU, determined by dividing the dollar amount of compensation payable in DSUs on the grant date by the Share Price of a Common Share at that time.  Share Price is defined in the DSU Plan as (if the Common Shares are listed and posted for trading on the TSX) the closing price of the Common Shares on the TSX averaged over the five (5) consecutive trading days immediately preceding the date of grant.  Fractional Common Shares will not be issued and any fractional entitlements will be rounded down to the nearest whole number.

Generally, a Participant in the DSU Plan shall be entitled to redeem their DSUs during the period commencing on the business day immediately following the date upon which the Participant ceases to hold any position as a Director of the Company and its subsidiaries and is no longer otherwise employed by the Company or its subsidiaries, including in the event of death of the Participant (the "Termination Date"), and ending on the 90th day following the Termination Date, provided, however that for eligible U.S. Participants, redemption will be made upon such Participant's "separation from service" as defined under Internal Revenue Code Section 409A. Redemptions under the DSU Plan may be settled in Common Shares issued from treasury, Common Shares purchased by the Company on the open market for delivery to the Participant, cash, or any combination of the foregoing, subject to the restrictions set forth in the DSU Plan.
Transferability
No right to receive payment of deferred compensation or retirement awards shall be transferable or assignable by any Participant under the DSU Plan except by will or laws of descent and distribution.
Amendments to the DSU Plan
The DSU Plan provides that the Board may at any time, and from time to time, and without Shareholder approval, amend any provision of the DSU Plan, subject to any regulatory or stock exchange requirement at the time of such amendment, including, without limitation:
(a)	for the purposes of making formal minor or technical modifications to any of the provisions of the Plan including amendments of a "clerical" or "housekeeping" nature;
(b)	to correct any ambiguity, defective provision, error or omission in the provisions of the DSU Plan;
(c)	amendments to the termination provisions of the DSU Plan;
(d)	amendments necessary or advisable because of any change in applicable securities laws;
(e)	amendments to the transferability of DSUs provided for in the DSU Plan;
(f)	amendments relating to the administration of the DSU Plan; or
(g)	any other amendment, fundamental or otherwise, not requiring Shareholder approval under applicable laws or the rules of the Toronto Stock Exchange;
provided, however, that:
1)	no such amendment of the DSU Plan may be made without the consent of each affected Participant in the DSU Plan if such amendment would adversely affect the rights of such affected Participant(s) under the DSU Plan; and

2)	Shareholder approval shall be obtained in accordance with the requirements of the TSX for any amendment:
(i)	to increase the maximum number of Common Shares which may be issued under the DSU Plan;

(ii)	to the amendment provisions of the DSU Plan; or
(iii)	to the definition of "Participant".
INDEBTEDNESS OF DIRECTORS AND OFFICERS
As of November 30, 2015, and the date hereof, the aggregate indebtedness to the Company and its subsidiaries of all executive officers, Directors and employees, and their respective associates, and former executive officers, Directors and employees of the Company or any of its subsidiaries was $nil.
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS
No informed or related person of the Company, which includes each person who has been a Director or executive officer of the Company since the beginning of the most recently completed fiscal year, nor any proposed nominee for election as Director, nor any associate or affiliate of such informed person or proposed nominee, has had any material interest, direct or indirect, in any transaction entered into by the Company since the beginning of the most recently completed fiscal year, or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries.  Please refer to the section titled "Ethical Business Conduct" beginning on page 71 of this Circular for a discussion about the Company's policies and procedures governing related party transactions.
STATEMENT OF CORPORATE GOVERNANCE PRACTICES
The Board is committed to sound corporate governance practices, which are both in the interest of Shareholders and contribute to effective and efficient decision making. As part of the Company's commitment to effective corporate governance, the Board, with the assistance of the Audit and Corporate Governance and Nominations Committees, monitors changes in legal requirements and best practices.
Set out below is a description of certain corporate governance practices of the Company, as required by National Instrument 58-101 – Disclosure of Corporate Governance Practices ("NI 58-101") and National Policy 58-201 – Corporate Governance Guidelines ("NP 58-201").
Board of Directors
The Company has a Board comprised of 11 Directors, led by Dr. Thomas Kaplan as Chairman and Gerald McConnell as independent lead Director. Dr. Kaplan is the Chairman and Chief Investment Officer of The Electrum Group, the investment adviser to the Company's largest shareholder, Electrum.  The Board elected Dr. Kaplan as Chairman because of Electrum's significant ownership interest in the Company (26.45% ownership as of March 14, 2016) as well as Dr. Kaplan's extensive experience as an entrepreneur, developer of, and investor in public and private mining and oil and gas companies. As described below, to ensure independence in Board governance, the Board appointed Mr. McConnell as independent lead Director. In this role, Mr. McConnell coordinates discussion among the independent members of the Company's Board and leads Board meetings if Dr. Kaplan is unavailable.
NP 58-201 recommends that boards of directors of reporting issuers be composed of a majority of independent directors. With 9 of the 11 current Directors considered independent, the Board is currently composed of a majority of independent directors. The 9 independent Directors are: Sharon Dowdall, Marc Faber, Gillyeard Leathley, Igor Levental, Kalidas Madhavpeddi, Gerald McConnell, Clynton Nauman, Rick Van Nieuwenhuyse and Anthony Walsh.  Gregory Lang is the President and CEO of the Company and therefore not considered independent.  Dr. Kaplan, the Chairman of the Board, is not considered to be independent as a result of his relationship to the Company's largest shareholder.  Gillyeard Leathley is considered independent for general corporate governance purposes, but is not considered independent under the more stringent audit committee independence rules due to a consulting agreement he has entered into with the Company.  Mr. Leathley is not a member of the Company's Audit Committee.  The Board has appointed Gerald McConnell as independent lead Director.  In such role, Mr. McConnell provides leadership to the other independent Directors on the Board.
The Company has taken steps to ensure that adequate structures and processes are in place to permit the Board to function independently of management. The Board holds regular meetings every quarter.  Between the scheduled meetings, the Board meets as required.  The independent Directors are afforded an opportunity to meet separately from the non-independent Directors and any representatives of management at each Board meeting.  The independent Directors meet in camera at least annually and on an "as-needed" basis.  Management also communicates informally with the Directors on a regular basis, and solicits advice from members or advisors on matters falling within their areas of special knowledge or experience.

The Board has five standing subcommittees: Compensation Committee, Audit Committee, Corporate Governance and Nominations Committee, EHSS and Technical Committee and Corporate Communications Committee.  Each of the foregoing subcommittees has its own charter, copies of which are available on the Company's website at:  www.novagold.com under the Governance tab.  Special committees are appointed from time to time with respect to specific matters.

The Board and its standing subcommittees meet regularly outside the presence of Company management to engage in open discussion about Company strategy, Company management's performance, and any items of special concern or note that may impact the Company.  Depending upon the topic, the Board or its standing subcommittees may meet with experts of their choosing, such as the Compensation Consultant, the Company's Auditors or outside legal counsel, for example, outside the presence of management.  The Board believes this practice of meeting without Company management from time to time results in frank discussions, assessments and oversight of risks and opportunities facing the Company.

The following Directors currently serve on the following boards of directors of other reporting issuers:
Name	Reporting Issuer
Sharon Dowdall	Foran Mining Corporation (TSX-V:FOM) Olivut Resources Ltd. (TSX-V:OLV)
Marc Faber	Ivanplats Limited (TSX:IVP) Sprott Inc. (TSX:SII)
Thomas Kaplan	None
Gregory Lang	NovaCopper Inc. (TSX, NYSE-MKT:NCQ)
Gillyeard Leathley	Mawson Resources Limited (TSX:MAW) Tasman Metals Ltd. (TSX-V:TSM)
Igor Levental	Gabriel Resources Ltd. (TSX:GBU) NovaCopper Inc. (TSX, NYSE-MKT:NCQ) Taung Gold International Limited (HKG: HK:0621)
Kalidas Madhavpeddi	Capstone Mining Corp. (TSX: CS) Namibia Rare Earths Inc. (TSX:NRE) NovaCopper Inc. (TSX, NYSE-MKT:NCQ)
Gerald McConnell	Namibia Rare Earths Inc. (TSX:NRE) NovaCopper Inc. (TSX, NYSE-MKT:NCQ)
Clynton Nauman	Alexco Resource Corp. (TSX:AXR)
Rick Van Nieuwenhuyse	Alexco Resource Corp. (TSX:AXR) NovaCopper Inc. (TSX, NYSE-MKT:NCQ) SolidusGold Inc. (TSX-V: SDC) Tintina Resources Inc. (TSX-V:TAU)
Anthony Walsh	Avala Resources Ltd. (TSX-V:AVZ) Dundee Precious Metals Inc. (TSX:DPM) Sabina Gold & Silver Corporation (TSX:SBB) The TMX Group Inc. (TSX:X)

Independence of Directors

The Board determined that the following Directors qualify as independent under the applicable standards of the NYSE-MKT, SEC rules and National Instrument 58-101: Ms. Dowdall and Messrs. Faber, Leathley, Levental, Madhavpeddi, McConnell, Nauman, Walsh and Van Nieuwenhuyse.  Dr. Kaplan is not considered to be independent because he is the Chairman and Chief Investment Officer of The Electrum Group, which manages the portfolio of Electrum, the largest Shareholder of the Company.  Mr. Lang is not considered to be independent because he is the Company's President and Chief Executive Officer.

Board Mandate

The Board is responsible for the overall stewardship of the Company. The Board discharges this responsibility directly and through the delegation of specific responsibilities to committees of the Board. The Board works with management to establish the goals and strategies of the Company, to identify principal risks, to select and assess senior management and to review significant operational and financial matters. The Board does not have a written mandate.  The Board delineates its role and responsibilities based on the statutory and common law applicable to the Company.

The Board has appointed an Audit Committee to assist the Board in monitoring (i) the integrity of the financial statements of the Company, (ii) the independent auditors' qualifications and independence, (iii) the performance of the Company's internal financial controls and audit function and the independent auditors, and (iv) the compliance by the Company with legal and regulatory requirements. The members of the Audit Committee are appointed annually by the Board following the annual general meeting of shareholders. The members of the Audit Committee are required to meet the independence and experience requirements of the NYSE-MKT and Section 10A(m)(3) of the Exchange Act, and the rules and regulations of the SEC. At least one member of the Audit Committee is required to be an "audit committee financial expert" as defined by the SEC. The Company's Audit Committee consists of fully independent members and the Company's "audit committee financial expert" is Anthony Walsh. The Audit Committee meetings are held quarterly at a minimum.  The Audit Committee met four times in the fiscal year ended November 30, 2015.  The Company's Audit Committee Charter is available on the Company's website at www.novagold.com under the Governance tab.

Position Descriptions

The position descriptions for the chairs of each Board committee are contained in the committee charters. The chair of each of the Audit Committee, Corporate Governance and Nominations Committee, EHSS and Technical Committee, Compensation Committee, and the Corporate Communications Committee is required to ensure the Committee meets regularly and performs the duties as set forth in its charter, and reports to the Board on the activities of the Committee. The Board has developed a written position description for the Chair of the Board and this position is presently held by Dr. Thomas Kaplan. The Chair of the Board is principally responsible for overseeing the operations and affairs of the Board.

The Board has also developed a written position description for the CEO. The CEO is primarily responsible for the overall management of the business and affairs of the Company. In this capacity, the CEO shall establish the strategic and operational priorities of the Company and provide leadership to the management team. The CEO is directly responsible to the Board for all activities of the Company.

Orientation and Continuing Education

The Company provides an orientation and education program to new directors. This program consists of providing education regarding directors' responsibilities, corporate governance issues, committee charters as well as recent and developing issues related to corporate governance and regulatory reporting. The Company provides orientation in matters material to the Company's business and in areas outside of the specific expertise of the Board members. All new members of the Board have historically been experienced in the mining sector; therefore general mining orientation has not been necessary.

Continuing education helps Directors keep up to date on changing governance issues and requirements and legislation or regulations in their field of experience.  The Board recognizes the importance of ongoing education for the Directors and senior management of the Company and the need for each Director and officer to take personal responsibility for this process.  To facilitate ongoing education, the CEO or the Board may from time to time, as required:

•	request that Directors or officers determine their training and education needs;
•	arrange visits to the Company's projects or operations;
•	arrange funding for attendance at seminars or conferences of interest and relevance to their position; and
•	encourage participation or facilitate presentations by members of management or outside experts on matters of particular importance or emerging significance.

During the 2015 fiscal year, Directors participated in educational sessions and received educational materials on the topics outlined below.
Educational Topic	Date	Audience in Attendance
Considerations for determining Directors' status as independent or non-independent	January 2015	Corporate Governance and Nominations Committee (Messrs. McConnell, Levental & Faber in attendance)
Amendments to Canadian National Instrument 58-101 regarding board diversity and tenure. NOVAGOLD's Human Rights Policy	January 2015	Board of Directors and Corporate Governance and Nominations Committee (all Directors except Mr. Nauman in attendance)
Sarbanes-Oxley, Internal Controls	January 2015	Audit Committee (Messrs. Walsh, Madhavpeddi, Nauman and Ms. Dowdall in attendance)
NOVAGOLD's Anti-Corruption, Anti-Bribery, Anti-Fraud Policy Training	May 2015	Board of Directors (all Directors in attendance)
Clean Water Act Section 404	May 2015	EHSS & Technical Committee (Messrs. Leathley, Lang, Nauman, Van Nieuwenhuyse and Ms. Dowdall in attendance)
New FASB Guidance	July 2015	Audit Committee (Messrs. Walsh, Madhavpeddi, Nauman and Ms. Dowdall in attendance)
Compensation Governance Trends	August 2015	Compensation Committee (Messrs. Madhavpeddi, Walsh, and Ms. Dowdall in attendance)
SEC Proposed Clawback Rule SEC CEO Pay Ratio Disclosure Rule	August 2015	Board of Directors, and Compensation Committee and Corporate Governance and Nominations Committee (all Directors in attendance)
Corporate Cybersecurity Canadian Extractive Sector Transparency Measures Act	October 2015	Audit Committee (Messrs. Walsh, Madhavpeddi, Nauman and Ms. Dowdall in attendance)
Executive and Director's Compensation Update	October 2015	Compensation Committee (Messrs. Madhavpeddi, Walsh, and Ms. Dowdall in attendance)
U.S. Department of Justice "Yates Memo" Guidance ISS Policy Updates for Canada and the U.S.	November 2015	Board of Directors and Corporate Governance and Nominations Committee (all Directors in attendance)

In addition, the Board encourages senior management to participate in professional development programs and courses and supports management's commitment to training and developing employees.
Ethical Business Conduct

The Board has adopted a Code of Business Conduct and Ethics (the "Ethics Code") for the Company's Directors, officers and employees.  The Ethics Code is available on SEDAR at www.sedar.com, on the Company's website at www.novagold.com under the Governance tab, or may be obtained by contacting the Company at the address given under "Additional Information" at the end of this Circular.
The Board has ultimate responsibility for monitoring compliance with and enforcing the Ethics Code.  The Board has delegated this compliance monitoring responsibility to the Corporate Governance and Nominations Committee which, among other things, reviews the Ethics Code periodically.  The Board has delegated the responsibility of monitoring complaints regarding accounting, internal controls or auditing matters to the Audit Committee.  Monitoring of accounting, internal control and auditing matters, as well as violations of the law, the Ethics Code and other Company policies or directives, occurs through the Board's and the Committees' regular oversight of the Company's operations.  In addition, the Company maintains an independent, anonymous whistleblower hotline which is accessible by telephone, email or internet to which complaints or concerns may be reported.  Concerns or questions regarding the Ethics Code may also be raised directly with the Company's outside counsel.  The Company's Anti-Corruption, Anti-Bribery, Anti-Fraud Policy (the "Policy"), also available on the Company's website at www.novagold.com under the Governance tab, establishes Formal Reporting Channels for Directors, officers, employees and agents to report suspected Policy violations or concerns related to the implementation of the Policy and mandates use of the Formal Reporting Channels in the event of specified circumstances.  The Company commits to conduct appropriate, fair and thorough investigations of all concerns raised and to not tolerate retaliatory action against any individual for reporting, in good faith, concerns regarding known or suspected violations of any of the Company's policies.

Certain of the Company's Directors serve as directors or officers of other reporting issuers or have significant shareholdings in other companies.  To the extent that such other companies may participate in business ventures in which the Company may participate, the Directors may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation.  The Ethics Code explicitly addresses such situations and provides that a Director who is in a position where his or her private interests conflict with the interests of NOVAGOLD or may have an adverse effect on the Director's motivation or the proper performance of his or her job must notify the Chair of the Corporate Governance and Nominations Committee of the existence of an actual or potential conflict of interest.  In the event that such a conflict of interest arises at a meeting of the Board, the Director who has such a conflict is obligated to disclose the interest and to refrain from discussing and from voting for or against the approval of such matter.  Any Director who may have an interest in a transaction or agreement with the Company is required to disclose such interest and abstain from discussions and voting in respect to same if the interest is material as required by the Business Corporations Act (British Columbia).  In considering related party transactions, the Board, and management, if applicable, will assess the materiality of related party transactions on a case-by-case basis with respect to both the qualitative and quantitative aspects of the proposed related party transaction.  Company officers and employees are similarly required by the Ethics Code to disclose all actual or potential conflicts of interest and to protect the Company's confidential information and business opportunities.  Related party transactions that are in the normal course are subject to the same processes and controls as other transactions; that is, they are subject to standard approval procedures and management oversight, but will also be considered by management for reasonability against fair value determined on an arms-length basis.  Related party transactions that are found to be material are subject to review and approval by the Company's Audit Committee, which is comprised of independent Directors.
Nomination of Directors

The Corporate Governance and Nominations Committee, which met four times during fiscal 2015, advises and makes recommendations to the Board on recruitment and nomination of members to the Board. On an annual basis, the Committee assesses the appropriate size of the Board with a view to determining the impact of the number of directors and the effectiveness of the Board, and recommending to the Board, if necessary, a reduction or increase in the size of the Board. Annually or as required, the Committee recruits and identifies potential candidates and considers their appropriateness for membership on the Board. The Corporate Governance and Nominations Committee is responsible for reviewing any Shareholder proposals to nominate candidates for Director.  Shareholders may submit names of persons to be considered for nomination, and the Corporate Governance and Nominations Committee will consider such persons in the same way it evaluates other individuals for nomination as a new Director.  For the Company's policies regarding Shareholder requests for nominations, see the section entitled "Shareholder Proposals" in this Circular.  None of the current nominees were nominated by a Shareholder.  The Corporate Governance and Nominations Committee abides by a diversity policy contained in the Committee's Charter aimed at selecting nominees to the Board with a variety of personal qualities, relevant experience, educational achievement, ethnicity, age, gender and cultural backgrounds.  The Committee's Charter is available on the Company website at: www.novagold.com under the Governance tab.  All members of the Corporate Governance and Nominations Committee are independent Directors.  The Company aims to have a well-rounded Board that will guide the organization's strategy on economic, environmental and societal topics of highest relevance during the current and future lifecycle of its operations.

Board Diversity and Tenure
In 2014, the securities regulatory authorities of all but two of Canada's provinces and territories announced final amendments to National Instrument 58-101 Disclosure of Corporate Governance Practices ("NI 58-101") and Form 58-101F1 Corporate Governance Disclosure, which came into effect on December 31, 2014. The amendments adopt a "comply or explain" disclosure model regarding director term limits and the representation of women on boards and in executive officer positions which require TSX-listed issuers to annually disclose in their proxy circular or annual information form (or provide an explanation for the absence of) the following:
•	director term limits or other mechanisms of board renewal;
•	written policies regarding the representation of women on the board;
•	the board's or nominating committee's consideration of the representation of women in the director identification and selection process;
•	the issuer's consideration of the representation of women in executive officer positions when making executive officer appointments;
•	any targets voluntarily adopted regarding the representation of women on the board and in executive officer positions; and
•	the number and proportion of women on the board and in executive officer positions.
The disclosure requirements of the amended NI 58-101 are applicable to disclosure documents which are filed following an issuer's financial year ending on or after December 31, 2014.
Board Renewal
The topic of director term limits was discussed by both the Corporate Governance & Nominations Committee (referred to in this section as the "Committee") and the Board.  With regard to the nomination of directors, the Committee's Charter mandates that the Committee annually "develop and update a long-term plan for the composition of the Board . . . and report to the Board thereon."  This process shall include a "review [of] the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board." Included among the criteria to be considered by the Committee in this annual evaluation is the "length of service and potential retirement" of current Directors.
In addition, the Committee regularly conducts a Board self-assessment process with the assistance of outside legal counsel which provides each Director with the opportunity to assess how the Board is functioning and to make suggestions for improvements. The assessment process expressly addresses the organization and management of the Board, including its overall composition as well as the composition of each committee; the conduct of Board meetings, including management's preparation for and participation in those meetings; the clarity and appropriateness of each Board committee's charter; the performance of the Board with respect to a broad range of functions, including appointment and oversight of management, development and implementation of the Company's business strategies, risk management, and regulatory reporting compliance; and Board compensation. In the most recent of these assessments, the Directors uniformly and strongly expressed their confidence in the composition, organization, operation, and effectiveness of the Board.
The Board is committed to regular evaluations of its composition, organization, operation, and effectiveness. The Board concluded that these governance processes are a more appropriate manner in which to ensure proper Board composition and function than adopting a mandatory tenure or retirement age policy.
Board Diversity
At present, one of the Company's eleven Directors (one of nine independent Directors) is a woman and one of the five executives who report to the Company's President and Chief Executive Officer is a woman. Overall, of the Company's 13 employees, six are women. The Company's written policies regarding the representation of women on the Board and the Committee's consideration of the representation of women in the Director identification and selection process are described below. For the reasons explained, the Board and the Committee determined not to adopt specific representation targets for women at Board or executive levels.

The Committee's Charter mandates that the Committee consider the following attributes of candidates for the Board: "(1) relevant knowledge and experience in areas including mining, business, finance, accounting, international business, government, and technology; (2) personal qualities of leadership, character, judgment and whether the candidate possesses a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (3) diversity in ethnicity, gender, age, and cultural background; and (4) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at meetings." (Emphasis added.) The importance of diversity also is incorporated in the Committee's annual assessment of the long-term plan for the composition of the Board that considers: "the current strengths, competencies, skills and experience of the Board members; diversity in experience, ethnicity, gender, age, and cultural background; length of service and potential retirement; dates and the strategic direction of the Company." (Emphasis added.)
After discussion of the amendments to NI 58-101, the Board proposed and adopted an amendment to the Committee's Charter which provides:
Consistent with the objective of ensuring gender diversity, for every open Board position at least one-half of the candidates recommended by the Committee for consideration by the Board shall be female.
The Board believes that these written policies with regard to gender diversity on the Board are consistent with its objective of ensuring that the Board comprises the necessary range of background, experience, values and perspectives to optimize the Company's opportunities for success. The additional commitment to recommending at least 50% female candidates for Board consideration in the ongoing process of refreshing the Board will ensure that a sufficiently gender diverse list of potential candidates is considered without compromising the Board's fundamental commitment to make an objective assessment of who is the best person to fill a vacancy on the Board. Accordingly, the Board determined not to set targets for the percentage of women, or other aspects of diversity, on the Board.
Empowering every employee to be their best, affording every employee the opportunity to make a difference, and giving every employee a chance to be heard are core Company values.  Selection of individuals for executive and other positions with the Company is guided by the Company's policy which "prohibits discrimination in any aspect of employment based on race, color, religion, sex, national origin, disability or age." The Company's Board and management acknowledge the importance of all aspects of diversity including gender, ethnic origin, business skills and experience, because it is right to do so and because it is good for our business. When considering candidates for executive positions, the Board's evaluation takes into account the broadest possible assessment of each candidate's skills and background with the overriding objective of ensuring that the Company has the appropriate balance of skills, experience, and capacity that the Company needs to be successful. In the context of this overriding objective, the Company has determined not to set targets for the percentage of women, or other aspects of diversity, in executive officer positions.
Insider Trading Policy
The Board has adopted an Insider Trading Policy applicable to all Directors and employees.  The Insider Trading Policy prohibits Directors and employees from trading in the Company's securities during blackout periods and while in possession of material, non-public information about the Company.  It also discusses requirements applicable to Directors and certain officers regarding obligations to report their transactions in the Company's securities.  A copy of the Insider Trading Policy can be found on the Company website at: www.novagold.com under the Governance tab.
Anti-Corruption, Anti-Bribery, Anti-Fraud Policy
The Company is committed to protecting its reputation, revenues, assets and information from corruption, bribery, fraud, deceit or other improper conduct by directors, officers, employees or agents.  The Board has adopted a Code of Business Conduct and Ethics (described in the section titled "Ethical Business Conduct" above) which embodies NOVAGOLD's commitment to conduct its business in accordance with all applicable laws, rules and regulations and the highest ethical standards.  The newly adopted Anti-Corruption, Anti-Bribery, Anti-Fraud Policy sets out NOVAGOLD's expectations and requirements relating to the prohibition, recognition, reporting, and investigation of suspected corruption, bribery, fraud, deceit, or other improper conduct.  A copy of the Anti-Corruption, Anti-Bribery, Anti-Fraud Policy is available on the Company website at:  www.novagold.com under the Governance tab.

Human Rights Policy
NOVAGOLD is committed to having a positive influence in the communities where we operate which includes ensuring that we respect human rights.  Accordingly, the Board recently adopted a Human Rights Policy.  The policy acknowledges that the primary duty to protect and secure human rights rests with government. NOVAGOLD accepts and embraces the duty of business to respect human rights as defined in Universal Declaration of Human Rights, the International Labor Organization's Declaration on Fundamental Principles and Rights at Work, the United Nations Global Compact and the United Nations Guiding Principles on Business and Human Rights. NOVAGOLD has identified seven areas of salient human rights risks associated with our business activities and relationships. NOVAGOLD identified these risks based on management's experience in the gold mining industry, through engagement with stakeholders potentially affected by our operations, and through interaction with the Native Alaska and First Nation peoples who own, occupy, or use the lands on which our projects are located.  A complete copy of the Human Rights Policy is available on the Company website at:  www.novagold.com under the Governance tab.

Corporate Disclosure Policy
NOVAGOLD is committed to providing fair and equal access to information that may affect the investment decisions of security holders and the public.  The goal of the Corporate Disclosure Policy is to raise awareness of the Company's approach to disclosure, to promote compliance among the Board, management, employees, consultants and any other insiders, and to ensure that NOVAGOLD's disclosure practices remain consistent at all levels.  The Corporate Disclosure Policy was adopted to ensure that all communications to shareholders and the investing public about the Company and its subsidiaries are: a) complete, factual, accurate and timely, and b) broadly disseminated in accordance with all applicable legal and regulatory requirements.  A copy of the Corporate Disclosure Policy can be found on the Company website at: www.novagold.com under the Governance tab.
Other Board Committees
In addition to the Audit Committee, Compensation Committee, and Corporate Governance and Nominations Committee, the Company also has the EHSS and Technical Committee and the Corporate Communications Committee. The EHSS and Technical Committee's objective is to provide oversight for the development, implementation and monitoring of the Company's health, safety, environment and sustainability policies. The Corporate Communications Committee has general responsibility for all regulatory disclosure requirements and for overseeing the Company's disclosure practices in accordance with its Corporate Disclosure Policy and shall, together with management, be primarily responsible for the preparation of all press releases, investor presentations and other corporate communications and materials.
Assessments
The Corporate Governance and Nominations Committee, with the assistance of outside counsel, circulates a Board assessment questionnaire to all Directors requesting information about the effectiveness of the Board and each committee, and the interaction between the Board and Company management.  The assessment expressly addresses the organization and management of the Board, including its overall composition as well as the composition of each committee; the conduct of Board meetings, including management's preparation for and participation in those meetings; the clarity and appropriateness of each Board committee's charter; the performance of the Board with respect to a broad range of functions, including appointment and oversight of management, development and implementation of the Company's business strategies, risk management, and regulatory reporting compliance; and Board compensation.  The questionnaire also requests evaluation of the competencies and skills each Director is expected to bring to his or her particular role on the Board or on a committee, as well as any other relevant facts.  Completed assessment questionnaires are returned to outside counsel to the Company to protect the anonymity of the responder, thus encouraging honest and open responses.  Outside counsel presents a summary of the questionnaire responses to the Corporate Governance and Nominations Committee Chair, and then presents the summary to the Board and management as appropriate.

The Board is responsible for selecting and appointing executive officers and senior management and for monitoring their performance. The performance of senior management is measured annually against pre-set objectives and the performance of mining companies of comparable size. The Corporate Governance and Nominations Committee is responsible for overseeing the development and implementation of a process for assessing the effectiveness of the Board, its committees and its members.
Majority Voting Policy
See "Matters to be Acted Upon at Meeting – Election of Directors" for a description of the Company's Majority Voting Policy.
Compensation Committee Interlocks and Insider Participation
The Board has a Compensation Committee, as more fully described under the heading "Compensation Discussion and Analysis".
None of the Compensation Committee is or had been an executive officer or employee of the Company or its subsidiary.  No executive officer of the Company is or has been a director or member of the compensation committee of another entity having an executive officer who is or has been a director or a member of the Compensation Committee of the Company.
Shareholder Communication with the Board
Shareholders who are interested in communicating directly with members of the Board, or the Board as a group, may do so by writing directly to the individual Board member or to the Board generally c/o Blake, Cassels & Graydon LLP, Corporate Secretary, NOVAGOLD RESOURCES INC., Suite 2600, 595 Burrard Street, Three Bentall Centre, Vancouver, British Columbia, Canada, V7X 1L3. The Company's Secretary will forward communications directly to the appropriate Board member.  If the correspondence is not addressed to a particular Board member, the communication will be forwarded to a Board member to bring to the attention of the Board. The Company's Secretary will review all communications before forwarding them to the appropriate Board member. The Board has requested that items unrelated to the duties and responsibilities of the Board, such as junk mail and mass mailings, business solicitations, advertisements and other commercial communications, surveys and questionnaires, and resumes or other job inquiries, not be forwarded.
OTHER BUSINESS

Management is not aware of any matters to come before the Meeting other than those set forth in the Notice of Meeting. If any other matter properly comes before the Meeting, it is the intention of the person named in the proxy to vote the shares represented thereby in accordance with their best judgment on such matter.
ADDITIONAL INFORMATION
Additional information relating to the Company is available on the Company's website at www.novagold.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.  The Company will furnish to Shareholders, free of charge, a hard copy of the Company's financial statements and management's discussion and analysis and/or a hard copy of the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2015, upon request to Investor Relations at NOVAGOLD RESOURCES INC., 789 West Pender Street, Suite 720, Vancouver, British Columbia, V6C 1H2, Canada, Telephone 604-669-6227, Toll-Free 866-669-6227, Fax 604-669-6272.  Financial information is provided in the Company's annual financial statements and management's discussion and analysis for its most recently completed fiscal year.

OTHER MATERIAL FACTS

There are no other material facts to the knowledge of the Board relating to the matters for which this Circular is issued which are not disclosed herein.

SHAREHOLDER PROPOSALS
Pursuant to the rules of the SEC, shareholder proposals intended to be presented at the 2017 annual meeting of the Shareholders of the Company, and to be included in the Company's proxy materials for the 2017 annual meeting of the Shareholders of the Company, must be received by us at our office in Vancouver, British Columbia by no later than November 30, 2016, which is 120 calendar days before the anniversary date on which our Circular was released to Shareholders in connection with this year's annual meeting of the Shareholders of the Company, if such proposals are to be considered timely. If the date of the next annual meeting is changed by more than 30 days from the anniversary date of this year's annual meeting of the Shareholders of the Company, then the deadline to submit a proposal to be considered for inclusion in next year's proxy circular and form of proxy, is a reasonable time before we begin to print and mail proxy circular materials. The inclusion of any shareholder proposal in the proxy materials for the 2017 annual meeting of the Shareholders of the Company will be subject to the applicable rules of the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act.
The Company's Articles do not provide a method for a shareholder to submit a proposal for consideration at the 2017 annual general meeting of the Shareholders. However, the Business Corporations Act (British Columbia) (the "BCBCA"), in Part 5, Division 7, "Shareholder Proposals", sets forth the procedure by which a person who:
a)	is a registered owner or beneficial owner of one or more shares of the Company that carry the right to vote at general meetings; and

b)	has been a registered owner or beneficial owner of one or more such shares for an uninterrupted period of at least 2 years before the date of the signing of the proposal, may submit a written notice setting out a matter that the submitter wishes to have considered at the next annual general meeting of the Company (a "proposal").
The BCBCA also sets out the requirements for a valid proposal and provides for the rights and obligations of the Company and the submitter upon a valid proposal being made. In general, for a proposal to be valid, it must be:
•	supported in writing by holders of shares that, in the aggregate, either (i) constitute at least 1% of the issued shares of the Company that carry the right to vote at general meetings; or (ii) have a fair market value of C$2,000;
•	accompanied by a declaration containing certain prescribed information; and
•	submitted to the registered office of the Company at least three months before the anniversary of the Company's last annual general meeting.
CERTIFICATE
The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. The contents and the sending of the Circular have been approved by the Board.
BY ORDER OF THE BOARD OF DIRECTORS THIS 24TH DAY OF MARCH, 2016.

/s/ Gregory A. Lang
Gregory A. Lang
President and Chief Executive Officer

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